Exhibit 10.1

Execution Copy

SOFTWARE BROKERS OF AMERICA, INC.

REVOLVING CREDIT AGREEMENT

DATED AS OF DECEMBER 22, 2009

COMERICA BANK

AS ADMINISTRATIVE AGENT AND LEAD ARRANGER

TABLE OF CONTENTS

			Page
1.	DEFINITIONS		1
	1.11	Certain Defined Terms	1

2.	REVOLVING CREDIT		28
	2.1	Commitment	28
	2.2	Accrual of Interest and Maturity; Evidence of Indebtedness	28
	2.3	Requests for and Refundings of Advances	29
	2.4	Disbursement of Advances	31
	2.5	Swing Line	32
	2.6	Interest Payments; Default Interest	37
	2.7	Optional Prepayments	38
	2.8	Reserved	38
	2.9	Revolving Credit Facility Fee	38
	2.10	Mandatory Repayment of Revolving Credit Advances	38
	2.11	Optional Reduction or Termination of Revolving Credit Aggregate Commitment	39
	2.12	Use of Proceeds of Advances	39
	2.13	Revolving Credit Optional Increase	39

3.	LETTERS OF CREDIT		41
	3.1	Letters of Credit	41
	3.2	Conditions to Issuance	41
	3.3	Notice	43
	3.4	Letter of Credit Fees; Increased Costs	43
	3.5	Other Fees	45
	3.6	Participation Interests in and Drawings and Demands for Payment Under Letters of Credit	45
	3.7	Obligations Irrevocable	47
	3.8	Risk Under Letters of Credit	48
	3.9	Indemnification	49
	3.10	Right of Reimbursement	50
	3.11	Use of Letters of Credit	50
	The Commercial Letters of Credit shall be used solely to finance the purchase of inventory in the ordinary course of the Borrower’s business. The Standby Letters of Credit shall be used solely for the purposes described in the definition of such term in Section 1 of this Agreement

4.	RESERVED		51

5.	CONDITIONS		51
	5.1	Conditions of Initial Advances	51
	5.2	Continuing Conditions	54

i

6.	REPRESENTATIONS AND WARRANTIES		54
	6.1	Corporate Authority	54
	6.2	Due Authorization	55
	6.3	Good Title; Leases; Assets; No Liens	55
	6.4	Taxes	55
	6.5	No Defaults	56
	6.6	Enforceability of Agreement and Loan Documents	56
	6.7	Compliance with Laws	56
	6.8	Non-contravention	56
	6.9	Litigation	56
	6.10	Consents, Approvals and Filings, Etc.	57
	6.11	Agreements Affecting Financial Condition	57
	6.12	No Investment Company or Margin Stock	57
	6.13	ERISA	57
	6.14	Conditions Affecting Business or Properties	58
	6.15	Environmental and Safety Matters	58
	6.16	Subsidiaries	58
	6.17	Reserved	58
	6.18	Reserved	58
	6.19	Franchises, Patents, Copyrights, Tradenames, etc.	59
	6.20	Capital Structure	59
	6.21	Accuracy of Information	59
	6.22	Solvency	59
	6.23	Employee Matters	60
	6.24	No Misrepresentation	60
	6.25	Corporate Documents and Corporate Existence	60

7.	AFFIRMATIVE COVENANTS		60
	7.1	Financial Statements	60
	7.2	Certificates; Other Information	62
	7.3	Payment of Obligations	63
	7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	63
	7.5	Maintenance of Property; Insurance	64
	7.6	Inspection of Property; Books and Records, Discussions	64
	7.7	Notices	64
	7.8	Hazardous Material Laws	66
	7.9	Financial Covenants	66
	7.10	Governmental and Other Approvals	67
	7.11	Compliance with ERISA; ERISA Notices	67
	7.12	Defense of Collateral	67
	7.13	Future Subsidiaries; Additional Collateral	68
	7.14	Accounts	69
	7.15	Use of Proceeds	69
	7.16	Further Assurances and Information	69

8.	NEGATIVE COVENANTS		70
	8.1	Limitation on Debt	70

	8.2	Limitation on Liens	71
	8.3	Acquisitions	72
	8.4	Limitation on Mergers, Dissolution or Sale of Assets	72
	8.5	Restricted Payments	73
	8.6	Limitation on Capital Expenditures	73
	8.7	Limitation on Investments, Loans and Advances	74
	8.8	Transactions with Affiliates	75
	8.9	Sale-Leaseback Transactions	75
	8.10	Limitations on Other Restrictions	75
	8.11	Prepayment of Debt	76
	8.12	Amendment of Subordinated Debt Documents	76
	8.13	Modification of Certain Agreements	76
	8.14	Management Fees	76
	8.15	Fiscal Year	76

9.	DEFAULTS		76
	9.1	Events of Default	76
	9.2	Exercise of Remedies	79
	9.3	Rights Cumulative	80
	9.4	Waiver by Borrower of Certain Laws	80
	9.5	Waiver of Defaults	80
	9.6	Set Off	80

10.	PAYMENTS, RECOVERIES AND COLLECTIONS		81
	10.1	Payment Procedure	81
	10.2	Application of Proceeds of Collateral	82
	10.3	Pro-rata Recovery	82
	10.4	Treatment of a Defaulting Lender	83

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		84
	11.1	Reserved	84
	11.2	Circumstances Affecting LIBOR Rate Availability	84
	11.3	Laws Affecting Daily Adjusting LIBOR Rate Availability	84
	11.4	Increased Cost of Advances Carried at the Daily Adjusting LIBOR Rate	85
	11.5	Capital Adequacy and Other Increased Costs	86
	11.6	Right of Lenders to Fund through Branches and Affiliates	87

12.	AGENT		87
	12.1	Appointment of Agent	87
	12.2	Deposit Account with Agent or any Lender	87
	12.3	Scope of Agent’s Duties	87
	12.4	Successor Agent	88
	12.5	Credit Decisions	88
	12.6	Authority of Agent to Enforce This Agreement	88
	12.7	Indemnification of Agent	89
	12.8	Knowledge of Default	89
	12.9	Agent’s Authorization; Action by Lenders	90

	12.10	Enforcement Actions by the Agent	90
	12.11	Collateral Matters	90
	12.12	Agents in their Individual Capacities	91
	12.13	Agent’s Fees	91
	12.14	Documentation Agent or other Titles	91
	12.15	No Reliance on Agent’s Customer Identification Program	91

13.	MISCELLANEOUS		92
	13.1	Accounting Principles	92
	13.2	Consent to Jurisdiction	92
	13.3	Law of Michigan	92
	13.4	Interest	93
	13.5	Closing Costs and Other Costs; Indemnification	93
	13.6	Notices	94
	13.7	Further Action	95
	13.8	Successors and Assigns; Participations; Assignments	95
	13.9	Counterparts	98
	13.10	Amendment and Waiver	99
	13.11	Confidentiality	100
	13.12	Substitution or Removal of Lenders	101
	13.13	Withholding Taxes	102
	13.14	Taxes and Fees	103
	13.15	WAIVER OF JURY TRIAL	103
	13.16	USA Patriot Act Notice	103
	13.17	Complete Agreement; Conflicts	103
	13.18	Severability	104
	13.19	Table of Contents and Headings; Section References	104
	13.20	Construction of Certain Provisions	104
	13.21	Independence of Covenants	104
	13.22	Electronic Transmissions	104
	13.23	Advertisements	105
	13.24	Reliance on and Survival of Provisions	105

EXHIBITS

A FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE

B FORM OF REVOLVING CREDIT NOTE

C FORM OF SWING LINE NOTE

D FORM OF REQUEST FOR SWING LINE ADVANCE

E FORM OF NOTICE OF LETTERS OF CREDIT

F FORM OF SECURITY AGREEMENT

G FORM OF BORROWING BASE CERTIFICATE

H FORM OF ASSIGNMENT AGREEMENT

I FORM OF INTCOMEX GUARANTY

J FORM OF COVENANT COMPLIANCE REPORT

K FORM OF SWING LINE PARTICIPATION CERTIFICATE

L NEW LENDER ADDENDUM

M FORM OF SUBSIDIARY GUARANTY

SCHEDULES

1.1	Percentages and Allocations

1.2	Compliance Information

5.2	Jurisdictions in Which Borrower and Subsidiaries are Qualified to do Business

5.1(c)	List of Jurisdictions in which to file financing statements

6.3(b)	Owned and Leased Real Property

6.4	Taxes

6.7	Compliance with Laws

6.9	Litigation

6.10	Consents, Approvals, Filings

6.13	ERISA

6.15	Environmental Matters

6.16	Subsidiaries

6.19	Franchises, Patents, Copyrights, Tradenames, etc.

6.20	Capital Structure

6.22	Union Contracts or Agreements

8.1	Existing Debt

8.2	Existing Liens

8.7	Existing Investments

8.8	Transactions with Affiliates

13.6	Notices

1

REVOLVING CREDIT AGREEMENT

This Revolving Credit Agreement (“Agreement”) is made as of the 22nd day of December, 2009, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Arranger, Syndication Agent and Documentation Agent, and Software Brokers of America, Inc. (“Borrower”).

RECITALS

A. Borrower has requested that the Lenders extend to it credit and letters of credit on the terms and conditions set forth herein.

B. The Lenders are prepared to extend such credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, Borrower, the Lenders, and the Agent agree as follows:

1.	DEFINITIONS.

1.11 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.14 of this Agreement or otherwise, as the same may be amended, restated or otherwise modified from time to time.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by the Borrower, and made by the Revolving Credit Lenders under Section 2.1 hereof, or the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance or refunding of such borrowing pursuant to Section 2.3 or 2.5 hereof, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c) hereof.

“Affected Lender” shall have the meaning set forth in Section 13.12 hereof.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” shall have the meaning set forth in the preamble, and include any successor agents appointed in accordance with Section 12.4 hereof.

“Applicable Fee Percentage” shall mean one half of one percent (.50%).

“Applicable Interest Rate” shall mean, the Daily Adjusting LIBOR Rate, except during any period of time during which, in accordance with the terms and conditions of this Agreement, the Indebtedness hereunder shall bear interest at the Base Rate.

“Applicable L/C Fee Percentage” shall mean with respect to any Standby Letters of Credit, three and one half of one percent (3.5%).

“Applicable Margin” shall mean three and one half of one percent (3.5%).

“Applicable Measuring Period” shall mean (a) as used in the definition of “Consolidated Fixed Charge Coverage Ratio”, (i) through and including the fiscal quarter ending December 31, 2010, the period of time commencing on January 1, 2010 through and including the last day of the applicable fiscal quarter, and (ii) thereafter, the period of four consecutive fiscal quarters ending on the last day of the applicable fiscal quarter, and (b) for purposes of calculating the minimum Consolidated Net Income under Section 7.9(c), the period of time commencing on the first day of the fiscal year in which such fiscal quarter occurs, through and including the last day of the applicable fiscal quarter.

“Asset Sale” shall mean the sale, transfer or other disposition by Borrower or any Subsidiary Guarantor of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary) to any Person (other than to Borrower or a Subsidiary Guarantor).

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit H hereto.

“Authorized Signer” shall mean each person who has been authorized by the Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Base Rate” shall mean for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day or (b) the Federal Funds Effective Rate in effect on such day, plus one percent (1.0%) or (c) two and one half of one percent (2.5%).

“Borrower” shall have the meaning set forth in the preamble to this Agreement.

“Borrowing Base” shall mean, as of any date of determination thereof, an amount equal to the sum of (i) Eighty Five percent (85%) of Eligible Accounts, plus (ii) Eighty Five percent (85%) of Eligible Insured Foreign Accounts, plus (iii) the lesser of (a) Sixty percent (60%) of Eligible Inventory and (b) $14,000,000, plus (iv) the lesser of (a) Ninety percent (90%) of Eligible Standby Letters of Credit and (b) $3,000,000; provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, inventory-in-transit, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent, at the direction or with the concurrence of the Majority Revolving Lenders from time to time, including, without limitation any reserves or other adjustments established by Agent or the Majority Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by Agent and the Majority Lenders.

“Borrowing Base Certificate” shall mean a borrowing base certificate, in substantially the form of Exhibit G attached hereto, executed by a Responsible Officer of the Borrower.

“Borrowing Base Obligors” shall mean the Borrower and the Subsidiary Guarantors, and “Borrowing Base Obligor” shall mean any of them, as the context shall indicate.

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan and New York, New York.

“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Change of Control” shall mean (a) if there shall be any change for any reason in the ownership or control of Borrower (other than a change of ownership resulting from an underwritten public offering) such that CVC and/or the Permitted Shalom Owners collectively shall fail to own and control, directly or indirectly, at least 50.1% of the issued and outstanding capital of the Borrower;

or (b) if Borrower shall fail to be a wholly owned direct or indirect subsidiary of Intcomex; or (c) if there shall be any change for any reason in the management of Borrower, such that both Anthony Shalom and Michael Shalom shall cease to be involved in the day-to-day management of the Borrower.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Access Agreement” shall mean an agreement in form and substance satisfactory to the Agent in its sole discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by Borrower or any Subsidiary Guarantor, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as Agent may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Documents” shall mean the Security Agreement, the Trademark Security Agreement, the Account Control Agreements, the Collateral Access Agreements, and all other security documents (and any joinders thereto) executed by Borrower or any Subsidiary Guarantor in favor of the Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Comerica Bank” shall mean Comerica Bank its successors or assigns.

“Commercial Letters of Credit” shall mean the commercial letters of credit issued by the Issuing Lender for the account of Borrower for the purchase of Inventory in the ordinary course of business.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to either Intcomex and its Subsidiaries, or Borrower and its Subsidiaries, as the context may indicate or require, in each case as determined on a Consolidated or Consolidating basis.

“Consolidated Fixed Charge Coverage Ratio” shall mean the ratio of (i) Consolidated Net Income of Borrower and its Subsidiaries for the Applicable Measuring Period, plus Consolidated Interest Expense, depreciation and amortization for such period, less Distributions paid by Borrower or any of its Subsidiaries during such period, minus any Capital Expenditures made in cash during such period (excluding any Capital Expenditures financed with money borrowed, other than with revolving credit loans), minus the increase in the loans or advances made by Borrower or any of its Subsidiaries to Affiliates made during such period (without taking into account payments made by any Affiliate to Borrower or any of its Subsidiaries (including, without limitation, Intcomex) on loans or advances to Affiliates that occur from proceeds of the Intcomex Notes), to (ii) the aggregate amount of all principal and interest payments that became due and payable on Borrower’s long term debt during such Applicable Measuring Period.

“Consolidated Funded Debt” shall mean at any date the aggregate amount of all Funded Debt of the Borrower and its Subsidiaries at such date, determined on a Consolidated basis.

“Consolidated Interest Expense” shall mean for any period total cash interest expense (including that attributable to Capitalized Leases) of the Borrower and its Subsidiaries plus, without duplication, capitalized interest expense, plus all fees and expenses incurred in connection with the Indebtedness to the extent such costs are allocable to such period in accordance with GAAP, excluding amortization of debt discount.

“Consolidated Net Income” shall mean for any period the net income (as determined in accordance with GAAP) of any Person and its Subsidiaries for such period but excluding in any event:

(a)	any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses;

(b)	net earnings of any entity in which such Person or any of its Subsidiaries has an ownership interest, unless such net earnings shall have been actually received by such Person or any such Subsidiary in the form of cash distributions; and

(c)	extraordinary items as defined by GAAP.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, (i) the Consolidated total assets of Borrower and its Subsidiaries at such date (excluding all amounts owing to Borrower or any of its Subsidiaries by officers, directors, shareholders and other Affiliates (other than Included Affiliate Trade Receivables, which shall be included for purposes of calculating such assets) and all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Borrower and its Subsidiaries at such date, after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization)) less (ii) the Consolidated total liabilities of Borrower and its Subsidiaries at such date, all as determined in accordance with GAAP.

“Consolidated Total Leverage Ratio” shall mean the ratio of Consolidated total liabilities of Borrower and its Subsidiaries as of the applicable date of determination to Consolidated Tangible Net Worth as of the applicable date of determination, all as determined in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” shall mean the report to be furnished by Borrower to the Agent pursuant to Section 7.2(a) hereof, substantially in the form attached hereto as Exhibit J and certified by a Responsible Officer of the Borrower, in which report Borrower shall set forth the information specified therein.

“CVC” shall mean (i) Citigroup Inc., a Delaware corporation, or any of its Subsidiaries, including Co-Investment LLC VII (Intcomex), a Delaware limited liability company; or (ii) any fund, collective investment scheme, trust, partnership (including without limitation, any co-investment partnership), special purpose or other vehicle or any Subsidiary or Affiliate of any of the foregoing, with respect to which Citigroup Inc. or any of its Subsidiaries is a general partner, controlling shareholder, investment manager or investment advisor.

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the Applicable Margin plus the greater of: (i) two percent (2.0%) per annum or (ii) the quotient of the following:

(a) for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Agent, or, in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount outstanding hereunder and for a period of one (1) month;

divided by

(b) 1.00 minus the maximum rate (expressed as a decimal) on such day at which Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.

“Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Lender” shall mean a Lender which, in the reasonable determination of the Agent (a) has failed to fund its Percentage of any Advance or to purchase participations in a Swing Line Advance or any Reimbursement Obligations as required under this Agreement, unless such Lender is disputing its funding obligation in good faith, (b) has otherwise failed to pay to the Agent or any other Lender any other amount required to be paid by it under the terms of this Agreement or any other Loan Document, unless such Lender is disputing such obligation to pay any such amount in good faith, (c) has been, or whose holding company has been, determined to be insolvent or that has become subject to a bankruptcy, receivership or other similar proceeding, or (d) has had a substantial portion of its assets or management (or a substantial portion of the assets or management of its holding company) taken over by any governmental authority or any governmental authority has restricted its ability to act under this Agreement, including its ability to enter into amendments, waivers or modifications of this Agreement or any of the other Loan Documents (provided that the exercise of the customary rights of a shareholder by a governmental authority which owns shares in such Lender (or its holding company) shall not be covered by this clause (d)), provided, however, in all cases that a Defaulting Lender shall no longer be deemed a Defaulting Lender when (i) the Defaulting Lender shall have cured the conditions which shall have caused it to be a Defaulting Lender hereunder and (ii) the Agent has agreed that such Lender shall no longer be deemed a Defaulting Lender hereunder.

“Defaulting Lender’s Unfunded Portion” shall mean such Defaulting Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment minus the sum of (a) the aggregate principal amount of all Revolving Credit Advances funded by the Defaulting Lender under the Revolving Credit, plus (b) such Defaulting Lender’s Revolving Credit Percentage of the aggregate outstanding principal amount of all Swing Line Advances and Letter of Credit Obligations.

“Designated Affiliates” means (i) TGM S.A. (dba Intcomex Uruguay), (ii) Computation Monrenca Panama S.A., (iii) Intcomex Jamaica Ltd., (iv) Intcomex Peru, S.A.C., (v) Intcomex S.A. (dba Intcomex Chile), (vi) Intcomex Costa Rica Mayorista en Equipo de Computo, S.A., (vii) Intcomex del Ecuador S.A, (viii) Intcomex de Guatemala S.A. (formerly Centel S.A.), (ix) Intcomex Iquique S.A., (x) Intcomex S.A. de C.V., (xi) Intcomex Colombia, Ltda., (xii) Intcomex Argentina, S.R.L., (xiii) Intcomex de Las Americas, S.A. and (xiv) Pontix Trading S.A., and (xviii) Centel, S.A. de C.V., as well as any other acquired or newly formed or established direct or indirect subsidiaries of Intcomex, Inc. engaged in substantially the same business as that of the foregoing Designated Affiliates, and the successors and assigns of any of the foregoing, and “Designated Affiliate” shall mean any of them.

“Distribution” is defined in Section 8.5 hereof.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by Borrower or a Domestic Subsidiary of Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied or waived.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Accounts” shall mean an Account as to which the following is true and accurate as of the date that such Account is included in the applicable Borrowing Base Certificate:

(a)	such Account arose in the ordinary course of the business of a Borrowing Base Obligor out of either (i) a bona fide sale of Inventory by such Borrowing Base Obligor , and in such case such Inventory has in fact been shipped to the applicable Account Debtor or the Inventory has otherwise been accepted by the applicable Account Debtor, or (ii) services performed by such Borrowing Base Obligor under an enforceable contract (written or oral), and in such case such services have in fact been performed for the applicable Account Debtor and accepted by such Account Debtor;

(b)	such Account represents a legally valid and enforceable claim which is due and owing to a Borrowing Base Obligor by the applicable Account Debtor and for such amount as is represented by the Borrower to Agent in the applicable Borrowing Base Certificate;

(c)	it is evidenced by an invoice dated not later than the date of the delivery or shipment of the related Inventory giving rise to such Account and not more than ninety (90) days have passed since the invoice date corresponding to such Account;

(d)	the unpaid balance of such Account (or portion thereof) that is included in the applicable Borrowing Base Certificate is not subject to any defense or counterclaim that has been asserted by the applicable Account Debtor, or any setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason, except for customary discounts allowed by the applicable Borrowing Base Obligor in the ordinary course of business for prompt payment, and, to the extent there is any agreement between the applicable Borrowing Base Obligor, the related Account Debtor and any other Person, for any rebate, discount, concession or release of liability in respect of such Account, in whole or in part, the amount of such rebate, discount, concession or release of liability shall be excluded from the Borrowing Base;

(e)	the applicable Borrowing Base Obligor has granted to the Agent pursuant to or in accordance with the Collateral Documents (except to the extent not required to do so thereunder) a first priority perfected security interest in such Account prior in right to all other Persons and such Account has not been sold, transferred or otherwise assigned or encumbered by the applicable Borrowing Base Obligor, as applicable, to or in favor of any Person other than pursuant to or in accordance with the Collateral Documents or this Agreement;

(f)	it is not owing by any Account Debtor who, as of the date of determination, has failed to pay fifty percent (50%) or more of the aggregate amount of its Accounts owing to the applicable Borrowing Base Obligor within ninety (90) days since the original invoice date corresponding to such Accounts;

(g)	such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except to the extent any such note, trade acceptance, draft, other negotiable instrument or chattel paper has been endorsed and delivered by the applicable Borrowing Base Obligor pursuant to or in accordance with the Collateral Documents or this Agreement and/or otherwise in a manner satisfactory to the Agent on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(h)	the applicable Borrowing Base Obligor has not received, with respect to such Account, any notice of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor; provided, however, that the portion, if any, of the amount owed to the applicable Borrowing Base Obligor by an Account Debtor entitled to administrative expense status under Section 503 of Title 11, United States Code, shall not be deemed ineligible pursuant to this clause (i);

(i)	it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, payable at a future date or bonded or insured by a surety company;

(j)	the Account Debtor on such Account is not:

(i)	an Affiliate of Borrower or any Subsidiary Guarantor;

(ii)	the United States of America or any department, agency, or instrumentality thereof (unless the applicable Borrowing Base Obligor has assigned its right to payment of such Account to Agent in a manner satisfactory to Agent so as to comply with the provisions of the Federal Assignment of Claims Act);

(iii)	a citizen or resident of any jurisdiction other than one of the United States, Puerto Rico or Canada; or

(iv)	an Account Debtor whose Accounts the Agent, acting in its reasonable credit judgment, has deemed not to constitute Eligible Accounts because the collectibility of such Accounts is or is reasonably expected to be impaired; and

(k)	such Account satisfies any other eligibility criteria established from time to time by Agent in its sole discretion or at the direction of the Majority Lenders.

Any Account, which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by the (i) Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless a Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower, or any of the Borrower’s Affiliates or Subsidiaries; (y) notwithstanding clause (d)(ii) of this definition, no assignment shall be made to an entity which is a competitor of Borrower or any Subsidiary without the consent of the Borrower, which consent may be withheld in its sole discretion; and (z) and no assignment shall be made to an Impaired Lender without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender.

“Eligible Standby Letter of Credit” shall mean a standby letter of credit issued in favor of a Borrowing Base Obligor, and confirmed by a U.S. financial institution, to support Accounts owing to the applicable Borrowing Base Obligor that do not otherwise constitute “Eligible Accounts”, in form, substance and otherwise acceptable to Agent.

“Eligible Insured Foreign Account” means an Account as to which the following is true and accurate as of the date that such Account is included in the applicable Borrowing Base Certificate: (a) such Account meets all of the requirements set forth in the definition of “Eligible Account” except for clauses (c), (f) and (j)(iii), (b) is owing by an Account Debtor which does not maintain its chief executive office in the United States of America, Puerto Rico or Canada or is not organized under the laws of the United States of America, Puerto Rico or Canada, or any state of province thereof, as applicable, (c) it is evidenced by an invoice dated not later than the date of the delivery or shipment of the related Inventory giving rise to such Account and not more than one hundred twenty (120) days have passed since the invoice date corresponding to such Account, (d) it is not owing by any Account Debtor who, as of the date of determination, has failed to pay fifty percent (50%) or more of the aggregate amount of its Accounts owing to the applicable Borrowing Base Obligor within one hundred twenty (120) days since the original invoice date corresponding to such Accounts, and (e) is insured by Euler Hermes ACI or other credit insurer satisfactory to Agent (in its sole but reasonable discretion) in an amount and on terms satisfactory to Agent (in its sole but reasonable discretion) under an insurance policy which either (i) names Agent, for and on behalf of the Lenders as beneficiary under the policy or (ii) the proceeds of which have been collaterally assigned to Agent pursuant to documentation satisfactory to Agent and the insurer has acknowledged such assignment in form and substance satisfactory to Agent.

“Eligible Inventory” shall mean Inventory of a Borrowing Base Obligor which meets each of the following requirements on the date that such Inventory is included in the applicable Borrowing Base Certificate:

(a)	it (i) is subject to a first priority perfected Lien in favor of Agent and (ii) is not subject to any Liens other than the Lien permitted under Section 8.2(c);

(b)	it is in saleable condition;

(c)	it would properly be classified as “finished goods inventory” under and in accordance with GAAP;

(d)	it is stored and held in locations owned by the applicable Borrowing Base Obligor or, if such locations are not so owned, Agent is in possession of a Collateral Access Agreement or other similar waiver or acknowledgment agreements, pursuant to which the applicable lessor, warehouseman, processor or bailee provides satisfactory lien waivers and access rights to the Inventory;

(e)	it is not Inventory produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 29 U.S.C. §215;

(f)	it is located in the United States or in any territory or possession of the United States that has adopted Article 9 of the Uniform Commercial Code;

(g)	(i) it is not “in transit” to any Borrowing Base Obligor and (ii) it is not held by any Borrowing Base Obligor on consignment;

(h)	it is not subject to any agreement which would restrict Agent’s ability to sell or otherwise dispose of such Inventory;

(i)	it is not work-in-progress Inventory or raw materials; and

(j)	Agent shall not have determined in its reasonable discretion that it is unacceptable due to age, type, category, quality, quantity and/or any other reason whatsoever.

Inventory which is at any time Eligible Inventory but which subsequently fails to meet any of the foregoing requirements shall forthwith cease to be Eligible Inventory.

“Equity Interest” shall mean (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” shall mean the fee letter by and between Borrower and Comerica Bank dated October 23, 2009, and accepted by the Borrower as of November 12, 2009, relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

“Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) expressly payable by Borrower to the Lenders, the Issuing Lender or Agent hereunder or under the Fee Letter.

“Fiscal Year” shall mean the twelve-month period ending on each December 31.

“Foreign A/R Insurance Reserve” shall mean, as of any date of determination, an amount equal to the deductible under the insurance policy described in clause (e) of the definition of “Eligible Insured Foreign Account”.

“Foreign Subsidiary” shall mean any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.

“Funded Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities, tax liabilities, payroll and customs liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect on the Effective Date.

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

“Guarantor(s)” shall mean, collectively, each Subsidiary Guarantor and Intcomex.

“Guaranty” shall mean, collectively, the Intcomex Guaranty, and the Subsidiary Guaranty(ies), in each case as amended, restated or otherwise modified from time to time.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by Borrower or any Subsidiary, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between the Borrower and any Lender or an Affiliate of a Lender.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Impaired Lender” means a Defaulting Lender and any other Lender (a) which the Agent, the Issuing Lender or Swing Line Lender believes, in good faith, has defaulted (and continues to be in default) in fulfilling its obligations under any other syndicated credit facilities or as a participant in any other credit facility and such Lender is not in good faith disputing that such a failure has occurred, or (b) which, if carrying an investment grade rating of at least BBB- from S&P or Baa3 from Moody’s at the time it became a party to this Agreement, no longer carries a rating of at least BBB- from S&P or Baa3 from Moody’s, provided, however, in all cases that an Impaired Lender shall no longer be deemed an Impaired Lender when (i) the Impaired Lender shall have cured the conditions which shall have caused it to be an Impaired Lender hereunder and (ii) the Agent has agreed that such Lender shall no longer be deemed an Impaired Lender hereunder.

“Included Affiliate Trade Receivables” means as of any date of determination and in respect of any trade receivables owing to Borrower or any of its Subsidiaries by a Designated Affiliate as of such date, the lesser of (i) trade receivables owing to Borrower or any of its Subsidiaries by such Designated Affiliate as of such date which are owing not more than 180 days from the date of the original invoice or other writing evidencing such receivable, or (ii) the sum of such Designated Affiliate’s accounts receivable and inventory as of such date, as established pursuant to certificates and other information satisfactory to Agent furnished or caused to be furnished to Agent by Borrower.

“Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of Borrower and its Subsidiaries (including, without limitation, the Michigan Single Business Tax and all other corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Intcomex, Borrower and the Subsidiary Guarantors whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of Intcomex, Borrower or any Subsidiary Guarantor to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, the Guaranties or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by Intcomex, Borrower or any Subsidiary Guarantor to any of the Lenders or Affiliates thereof or to the Agent, and which shall be deemed to include protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of Borrower or any Subsidiary Guarantor to Agent or any Lender arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of Intcomex, Borrower and the Subsidiary Guarantors (whether direct or contingent) shall be determined without duplication.

“Intcomex” shall mean Intcomex, Inc., a Delaware corporation.

“Intcomex Guaranty” shall mean the guaranty agreement executed and delivered Intcomex on the Effective Date in the form attached hereto as Exhibit I, as amended, restated or otherwise modified from time to time.

“Intcomex Documents” shall mean the Intcomex Indenture, the Security Agreement dated December 22, 2009 executed by Borrower and the Subsidiary Guarantors in favor of the Intcomex Trustee on its own behalf and on behalf of the holders of the Intcomex Notes and any other collateral documents delivered thereunder, as each such document may be amended, supplemented, replaced, renewed, substituted or otherwise.

“Intcomex Indenture” shall mean the Indenture dated December 22, 2009 (relating to the Intcomex Notes), between Intcomex, Inc., the guarantors party thereto (including Borrower) and the Intcomex Trustee.

“Intcomex Trustee” shall mean Bank of New York Mellon, N.A., and any success trustee under the Intcomex Indenture.

“Intcomex Notes” shall mean Intcomex’s $120,000,000 13 1/4% Second Priority Senior Secured Notes due 2014.

“Intercompany Note” shall mean any promissory note issued or to be issued by any Person to evidence an intercompany loan owing by such Person in form and substance satisfactory to Agent.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

“Inventory” shall mean any inventory as defined under the UCC.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

“Issuing Lender” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by Borrower and the Revolving Credit Lenders.

“Issuing Office” shall mean such office as Issuing Lender shall designate as its Issuing Office.

“Lender Products” shall mean any one or more of the following types of services or facilities extended to Borrower or any Subsidiary Guarantor by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.8 hereof.

“Letter of Credit” shall mean any Standby Letter of Credit and/or Commercial Letter of Credit and “Letters of Credit” shall mean all of them, and shall include all Existing Letters of Credit.

“Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrower in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.

“Letter of Credit Documents” shall have the meaning ascribed to such term in Section 3.7(a) hereof.

“Letter of Credit Fees” shall mean the fees payable in connection with Letters of Credit pursuant to Section 3.4(a) hereof.

“Letter of Credit Maximum Amount” shall mean Three Million Dollars ($3,000,000).

“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of the Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“LIBOR Lending Office” means Agent’s office located in the Cayman Islands, British West Indies, or such other branch of Agent, domestic or foreign, as it may hereafter designate as its LIBOR Lending Office by notice to the Borrower.

“Lien Subordination Agreement” shall mean a written subordination agreement dated as of the Effective Date, in form and substance satisfactory to Agent in the exercise of its sole but reasonable discretion, executed by the Intcomex Trustee in favor of Agent, subordinating the Lien on Borrower’s assets in favor of the Intcomex Trustee to the Lien on Borrower’s assets in favor of Agent, as amended or otherwise modified from time to time.

“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Subsidiary Guaranty, the Intcomex Guaranty, the Subordination Agreements, the Collateral Documents, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

“Majority Lenders” shall mean at any time (a) so long as the Revolving Credit Aggregate Commitment has not been terminated, Lenders holding more than 66 2/3% of the sum of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Lenders holding more than 66 2/3% of the aggregate principal amount then outstanding under the Revolving Credit; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; provided further that so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders.

“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), business, performance, operations, properties or prospects of Borrower and its Subsidiaries taken as a whole or Intcomex and its Subsidiaries taken as a whole, (b) the ability of Intcomex, Borrower or any Subsidiary Guarantor to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Mortgages” shall mean the mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered after the Effective Date by Borrower or a Subsidiary Guarantor pursuant to Section 7.13 hereof or otherwise, and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.

“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender Addendum” shall mean an addendum substantially in the form of Exhibit L attached hereto, to be executed and delivered by each Lender becoming a party to this Agreement pursuant to Section 2.13 hereof.

“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender.

“Non-Excluded Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, charges, or assessments of any nature (including interest, penalties and additions thereto), imposed by any government or other taxing authority (including, without limitation, any federation or organization of which such authority may at the time of payment be a member), other than any taxes imposed on the overall income, net income, net profits, or net receipts or similar taxes (or any franchise taxes imposed in lieu of such taxes) on the Agent or Lender (or any branch maintained by the Agent or Lender) as a result of a present or former connection between the Agent or such Lender and the government or other taxing authority imposing such taxes.

“Notes” shall mean the Revolving Credit Notes and the Swing Line Note.

“Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean any plan established and maintained by Borrower or a Subsidiary, or contributed to by Borrower or a Subsidiary, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Percentage” shall mean, as applicable, the Revolving Credit Percentage.

“Permitted Acquisition” shall mean any acquisition by Borrower or any Subsidiary Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(k)	Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Borrower or such Subsidiary Guarantor;

(l)	If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (X) become a wholly-owned direct Subsidiary of Borrower or of a Subsidiary Guarantor and the Borrower or the applicable Subsidiary Guarantor shall cause such acquired Person to comply with Section 7.13 hereof or (Y) provided that Borrower and the Subsidiary Guarantors continue to comply with Section 7.4(a) hereof, be merged with and into Borrower or such Subsidiary Guarantor (and, in the case of the Borrower, with the Borrower being the surviving entity);

(m)	If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by Borrower or a Subsidiary Guarantor (subject to compliance with Section 7.4(a) hereof);

(n)	Borrower shall have delivered to Agent not less than ten (10) (or such shorter period of time agreed to by the Agent) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), and historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter;

(o)	Both immediately before and after the consummation of such acquisition, no Default or Event of Default shall have occurred and be continuing;

(p)	Agent shall have received satisfactory evidence showing that on and immediately after the date such acquisition is consummated (and taking into account any Advances or Letters of Credit to be made or issued, as the case may be, in connection with the proposed acquisition), the Unused Revolving Credit Availability shall be at least $5,000,000;

(q)	The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(r)	All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to the Borrower or the applicable Subsidiary Guarantor that is making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to Agent shall have been delivered, or caused to have been delivered, by Borrower to Agent;

(s)	There shall be no actions, suits or proceedings pending or, to the knowledge of Borrower threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of Borrower threatened against Borrower or the Subsidiary Guarantor that is making the acquisition which would materially adversely affect the ability of Borrower or such Subsidiary Guarantor to enter into or perform its obligations in connection with the proposed acquisition; and

(t)	The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, when added to the purchase price for each other acquisition consummated hereunder as a Permitted Acquisition during the same Fiscal Year as the applicable acquisition (not including acquisitions specifically consented to which fall outside of the terms of this definition), does not exceed Ten Million Dollars ($10,000,000).

“Permitted Investments” shall mean with respect to any Person:

(u)	Governmental Obligations;

(v)	Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(w)	Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by such Person in the ordinary course of business;

(x)	Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(y)	Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(z)	Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a)	Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b)	carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c)

(i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds, customs bonds and similar arrangements with customs brokers or letters of credit issued in lieu of surety and appeal bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d)	any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e)	minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f)	Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP; and

(g)	Liens of a bank, broker or securities intermediary on whose records a deposit account or securities account is maintained securing the payment of customary fees and commissions to such bank, broker or securities intermediary or, with respect to a deposit account, items deposited but returned unpaid”;

(h)	continuations of Liens that are permitted under subsections (a)-(g) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of such Person or secure any additional obligations of such Person.

“Permitted Shalom Owner” shall mean, as of any date of determination: (i) Anthony Shalom, (ii) Michael Shalom, (iii) the then current spouse of Anthony Shalom or Michael Shalom, (iv) any lineal descendant of Anthony Shalom or Michael Shalom, or (v) any trust or estate, in either case the sole beneficiary(ies) of which is (are) Anthony Shalom, Michael Shalom, or the then current spouse of, or any lineal descendant of, Anthony Shalom or Michael Shalom.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

“Pledge Agreement(s)” shall mean any pledge agreement executed and delivered by Borrower or a Subsidiary Guarantor from time to time, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to Agent, as amended, restated or otherwise modified from time to time.

“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Prior Intcomex Notes” shall mean the $120,000,000 Intcomex, Inc. 11 3/4% Second Priority Senior Secured Notes due 2011, as amended or modified from time to time.

“Purchasing Lender” shall have the meaning set forth in Section 13.12.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Register” is defined in Section 13.8(g) hereof.

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).

“Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, in each case issued by the Borrower, as the context may indicate or otherwise require.

“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by the Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A.

“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by the Borrower under Section 2.5(c) of this Agreement in the form attached hereto as Exhibit D.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

“Revolving Credit” shall mean the revolving credit loans to be advanced to Borrower by the applicable Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” shall mean a borrowing requested by Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance or refunding of such borrowing pursuant to Section 2.3 hereof and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(c) hereof.

“Revolving Credit Aggregate Commitment” shall mean Twenty Million Dollars ($20,000,000), subject to increases pursuant to Section 2.13 by an amount not to exceed the Revolving Credit Optional Increase and subject to reduction or termination under Section 2.11 or 9.2 hereof.

“Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.1, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

“Revolving Credit Facility Fee” shall mean the fee payable to Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9 hereof.

“Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) January 1, 2013, and (ii) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by Borrower to each of the Revolving Credit Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Optional Increase” shall mean an amount up to Ten Million Dollars ($10,000,000).

“Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Schedule 1.1, as adjusted from time to time in accordance with the terms hereof.

“Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by Borrower and the Subsidiary Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, in the form of the Security Agreement attached hereto as Exhibit F, as amended, restated or otherwise modified from time to time.

“Standby Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Lender at the request of or for the account of Borrower pursuant to Section 3 hereof for purposes of supporting obligations of the Borrower incurred pursuant to contracts made or performance undertaken or to be undertaken or matters relating to contracts to which the Borrower is or proposes to become a party in the ordinary course of the Borrower’s business.

“Subordinated Debt” shall mean (i) any Funded Debt of Borrower or any Subsidiary under the Subordinated Debt Documents, (ii) other obligations under the Subordinated Debt Documents and (iii) any other Funded Debt of Borrower or any Subsidiary which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent.

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordination Agreements” shall mean, collectively, (a) the Lien Subordination Agreement, and (b) any other subordination agreements entered into by any Person from time to time in favor of Agent in connection with any Subordinated Debt, the terms of which are acceptable to the Agent, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

“Subsidiary Guarantor(s)” shall mean each Subsidiary of Borrower which has executed and delivered to the Agent a Subsidiary Guaranty (or a joinder to a Subsidiary Guaranty), and a Security Agreement (or a joinder to the Security Agreement).

“Subsidiary Guaranty” shall mean, the guaranty agreement executed and delivered on the Effective Date by the Subsidiary Guarantors, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing Subsidiary Guaranty or otherwise) by any Subsidiary Guarantor pursuant to Section 7.13 hereof or otherwise, in each case in the form attached hereto as Exhibit M, as amended, restated or otherwise modified from time to time.

“Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Borrower and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line” shall mean the revolving credit loans to be advanced to Borrower by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean a borrowing requested by Borrower and made by Swing Line Lender pursuant to Section 2.5 hereof.

“Swing Line Lender” shall mean Comerica Bank in its capacity as lender of the Swing Line under Section 2.5 of this Agreement, or its successor as subsequently designated hereunder.

“Swing Line Maximum Amount” shall mean zero Dollars ($0).

“Swing Line Note” shall mean the swing line note which may be issued by Borrower to Swing Line Lender pursuant to Section 2.5(b)(ii) hereof in the form attached hereto as Exhibit C, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) hereof in the form attached hereto as Exhibit K.

“Trademark Security Agreement” shall mean, collectively, the trademark security agreement(s) executed and delivered by Borrower and the Subsidiary Guarantors on the Effective Date pursuant to Section 5.1 hereof, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 hereof or otherwise, in form and substance satisfactory to Agent, as amended, restated or otherwise modified from time to time

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Michigan.

“Unused Revolving Credit Availability” shall mean, on any date of determination, the amount equal to the lesser of (i) the Revolving Credit Aggregate Commitment or (ii) the then applicable Borrowing Base, minus (x) the aggregate outstanding principal amount of all Advances (including Swing Line Advances) and (y) the Letter of Credit Obligations.

“USA Patriot Act” is defined in Section 6.7.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

2.	REVOLVING CREDIT.

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a)	Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b)	Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c)	The Agent shall maintain the Register pursuant to Section 13.8(g), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d)	The entries made in the Register maintained pursuant to paragraph (c) of this Section 2.2 shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Borrower by the Revolving Credit Lenders in accordance with the terms of this Agreement.

(e)	Borrower agrees that, upon written request to the Agent by any Revolving Credit Lender, Borrower will execute and deliver, to such Revolving Credit Lender, at Borrower’s own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender.

2.3 Requests for and Refundings of Advances. Borrower may request an Advance of the Revolving Credit or a refund of any Revolving Credit Advance in the same type of Advance only by delivery to Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Borrower, subject to the following:

(a)	each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i)	the proposed date of such Revolving Credit Advance (or the refunding of an outstanding Revolving Credit Advance), which must be a Business Day; and

(ii)	whether such Advance is a new Revolving Credit Advance or a refunding of an outstanding Revolving Credit Advance.

(b)	the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit time) on the proposed date for such Revolving Credit Advance;

(c)	on the proposed date of such Revolving Credit Advance, the sum of (x) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication, the Advances that are deemed to be disbursed by Agent under Section 3.6(c) hereof in respect of the Reimbursement Obligations hereunder), plus (y) the Letter of Credit Obligations as of such date, plus (z) the Foreign A/R Insurance Reserve, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base;

(d)	a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by Borrower and shall constitute a certification by Borrower as of the date thereof that:

(v)	all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof), and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);

(vi)	there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

(vii)	the representations and warranties of Intcomex, Borrower and the Subsidiary Guarantors contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the Borrower to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. Borrower hereby authorizes Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, Borrower acknowledges that Borrower shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrower shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance from Borrower under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to Agent, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit time) on the date of such Advance.

(b) Subject to submission of an executed Request for Revolving Credit Advance by Borrower without exceptions noted in the compliance certification therein, Agent shall make available to Borrower the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies, not later than 4:00 p.m. (Detroit time) on the date of such Revolving Credit Advance, by credit to an account of Borrower maintained with Agent or to such other account or third party as Borrower may reasonably direct in writing, provided such direction is timely given.

(c) Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to Agent such Revolving Credit Lender’s Percentage of such Advance, Agent may assume that such Revolving Credit Lender has made such amount available to Agent on such date, as aforesaid. Agent may, but shall not be obligated to, make available to Borrower the amount of such payment in reliance on such assumption. If such amount is not in fact made available to Agent by such Revolving Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Agent’s demand therefor and the Agent has in fact made a corresponding amount available to Borrower, the Agent shall promptly notify Borrower and Borrower shall pay such amount to Agent, if such notice is delivered to Borrower prior to 1:00 p.m. (Detroit time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by Borrower shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrower shall retain its claim against such Revolving Credit Lender with respect to the amounts repaid by it to Agent and, if such Revolving Credit Lender subsequently makes such amounts available to Agent, Agent shall promptly make such amounts available to the Borrower as a Revolving Credit Advance. Agent shall also be entitled to recover from such Revolving Credit Lender or Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrower, to the date such amount is recovered by Agent, at a rate per annum equal to:

(ii)	in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(iii)	in the case of Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to Borrower or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.

2.5 Swing Line. (a) Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrower from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

(b)	Accrual of Interest and Maturity; Evidence of Indebtedness.

(i)	Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii)	The Borrower agrees that, upon the written request of Swing Line Lender, the Borrower will execute and deliver to Swing Line Lender a Swing Line Note.

(iii)	Borrower unconditionally promises to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c)	Requests for Swing Line Advances. Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for the Borrower, subject to the following:

(i)	each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, the proposed date of such Swing Line Advance, which must be a Business Day;

(ii)	on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by Borrower as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii)	on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Borrower on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(c) hereof in respect of the Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date plus (z) the Foreign A/R Insurance Reserve shall not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;

(iv)	each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit time) on the proposed date of the Swing Line Advance;

(v)	each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by Borrower, and shall constitute and include a certification by Borrower as of the date thereof that:

(A)	all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied (including, without limitation, the delivery of the Borrowing Base Certificate as required in accordance with Section 7.2(b) hereof) and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

(B)	there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

(C)	the representations and warranties of Intcomex, Borrower and the Subsidiary Guarantors contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(vi)	At the option of the Agent, subject to revocation by Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, Borrower may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, Borrower shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.5(b). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. Agent may suspend or revoke Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to Borrower for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Agent may, at its option, also elect to make Swing Line Advances upon Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrower complies with the provisions set forth in this Section 2.5.

(d)	Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the Borrower and the satisfaction of the conditions set forth in Section 2.5(c) hereof, Swing Line Lender shall, at its option, make available to Borrower the amount so requested in Dollars not later than 4:00 p.m. (Detroit time) on the date of such Advance, by credit to an account of Borrower maintained with Agent or to such other account or third party as the Borrower may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(e)	Refunding of or Participation Interest in Swing Line Advances.

(i)	The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrower (which hereby irrevocably directs the Agent to act on their behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to Borrower, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”). In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii) hereof, the Swing Line Lender shall retain its claim against Borrower for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) hereof shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances.

(ii)	If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i) hereof, one of the events described in Section 9.1(i) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i) hereof, as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

(iii)

Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by Borrower or any other Person; (E) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(e)(i) or (ii) hereof, as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i)

or (ii) hereof shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to Intcomex, Borrower or any Subsidiary, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii) hereof.

(iv)	Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two (2) Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the obligation of the Revolving Credit Lenders to refund such Swing Line Advance or purchase a participation in such Swing Line Advance shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

2.6 Interest Payments; Default Interest.

(a) Interest on the unpaid balance of all Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Applicable Interest Rate, and shall be payable in immediately available funds commencing on February 1, 2010 and on the first day of each month thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Applicable Interest Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Applicable Interest Rate on the date of such change in the Applicable Interest Rate.

(b) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded pursuant to Section 2.3 hereof and any Swing Line Advance refunded pursuant to Section 2.5(e) hereof, shall be due and payable in full on the date such Advance is refunded.

(c) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by Agent of notice from the Majority Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus two percent (2%).

2.7 Optional Prepayments.

(a) The Borrower may prepay all or part of the outstanding principal of any Advance(s) of the Revolving Credit at any time.

(b) The Borrower may prepay all or part of the outstanding principal of any Swing Line Advance at any time.

2.8 Reserved.

2.9 Revolving Credit Facility Fee. From the Effective Date to the Revolving Credit Maturity Date, the Borrower shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing January 1, 2010, and on the first day of each calendar quarter thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.

2.10 Mandatory Repayment of Revolving Credit Advances.

If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, plus the Foreign A/R Insurance Reserve, shall exceed the lesser of (i) the Revolving Credit Aggregate Commitment and (ii) the then applicable Borrowing Base, Borrower shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% of the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on the basis set forth in Section 9.2 hereof. Any payments made pursuant to this Section shall be applied first to outstanding Advances under the Revolving Credit, next to Swing Line Advances.

2.11 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. Borrower may, upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to One Million Dollars ($1,000,000) or a larger integral multiple of One Hundred Thousand Dollars ($100,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6 hereof) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless Borrower so elects, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Percentage thereof, and will not be available for reinstatement by or readvance to Borrower, and any accompanying prepayments of Advances of the Swing Line shall be distributed by Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrower. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Advances under the Revolving Credit, next to Swing Line Advances.

2.12 Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to finance working capital and other lawful corporate purposes.

2.13 Revolving Credit Optional Increase. Provided that Borrower has not previously elected to reduce or terminate the Revolving Credit Aggregate Commitment under Section 2.11 hereof, Borrower may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such requests under this Section 2.13) not to exceed the Revolving Credit Optional Increase, subject to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a) Borrower shall have delivered to the Agent a written request for such increase, specifying the amount of Revolving Credit Optional Increase thereby requested (each such request, a “Request for Increase”); provided, however, that in the event Borrower has previously delivered a Request for Increase pursuant to this Section 2.13, Borrower may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for Increase have been fully satisfied (or such Request for Increase has been withdrawn);

(b) within three (3) Business Days after the Agent’s receipt of the Request for Revolving Credit Increase, the Agent shall inform each Revolving Credit Lender of the requested increase in the Revolving Credit Aggregate Commitment, offer each Revolving Credit Lender to increase its applicable Commitment in an amount equal to its applicable Revolving Credit Percentage of the requested increase in the Revolving Credit Aggregate Commitment, and request each such Revolving Credit Lender to notify the Agent in writing whether such Revolving Credit Lender desires to increase its applicable commitment by the requested amount. Each Revolving Credit Lender approving an increase in its applicable commitment by the requested amount shall deliver its written consent thereto no later than ten (10) Business Days of the Agent’s informing such Revolving Credit Lender of the Request for Revolving Credit Increase; if the Agent shall not have received a written consent from a Revolving Credit Lender within such time period, such Revolving Credit Lender shall be deemed to have elected not to increase its applicable Commitment. If any one or more Revolving Credit Lenders shall elect not to increase its commitment, then the Agent may offer to each other Revolving Credit Lender hereunder on a non-pro rata basis, or to (A) any other Lender hereunder, or (B) any other Person meeting the requirements of Section 13.8 hereof (including, for the purposes of this Section 2.13, any existing Revolving Credit Lender which agrees to increase its commitment hereunder, the “New Revolving Credit Lender(s)”), to increase their respective applicable commitments (or to provide a commitment);

(c) the New Revolving Credit Lenders shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount for each such New Revolving Credit Lender that was not an existing Revolving Credit Lender of $5,000,000 (or such lesser amount as agreed to by Agent in its sole discretion) and an aggregate amount for all such New Revolving Credit Lenders of that portion of the Revolving Credit Optional Increase Amount, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.13) covered by the applicable Request; provided, however, that each New Revolving Credit Lender shall remit to the Agent funds in an amount equal to its Percentage (after giving effect to this Section 2.13) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Revolving Credit Lenders based upon the new Percentages as determined below;

(d) no New Revolving Credit Lender shall receive compensation (whether in the form of a fee, original issue discount or interest rate pricing) for its commitment under the Revolving Credit, except as set forth in this Agreement;

(e) Borrower shall have paid to the Agent for distribution to the existing Revolving Credit Lenders, as applicable, all interest, fees (including the Revolving Credit Facility Fee, which shall not be duplicative) and other amounts, if any, accrued to the effective date of such increase;

(f) If requested, Borrower shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Revolving Credit Lenders in the face amount of each such New Revolving Credit Lender’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Revolving Credit Lenders in the face amount of each such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.13), dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Revolving Credit Lenders, including the New Revolving Credit Lenders);

(g) no Default or Event of Default shall have occurred and be continuing; and

(h) such other amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrower as required by the Agent, in its reasonable discretion.

3.	LETTERS OF CREDIT.

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender shall, through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of Borrower accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of Borrower, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000) (or such lesser amount as may be agreed to by Issuing Lender) and (a) each Standby Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (i) one year after the date of issuance thereof and (ii) thirty (30) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof and (b)) each Commercial Letter of Credit shall expire not later than the first to occur of (i) one hundred twenty (120) days from the date of issuance thereof and (ii) thirty (30) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the International Standby Practices 98, and any successor documentation thereto and to the extent not inconsistent therewith, the laws of the State of Michigan. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2 Conditions to Issuance. No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of Borrower unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a)	(i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by Agent under Section 3.6(c) hereof in respect of the Reimbursement Obligations) hereunder requested or outstanding on such date, plus the Foreign A/R Insurance Reserve do not exceed the lesser of (A) the Revolving Credit Aggregate Commitment and (B) the then applicable Borrowing Base;

(b)	the representations and warranties of Intcomex, Borrower and the Subsidiary Guarantors contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(c)	there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d)	Borrower shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

(e)	no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(f)	there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Revolving Credit Lenders, the Borrower and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (e), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;

(g)	if any Revolving Credit Lender is an Impaired Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by all such Impaired Lenders, including, without limitation, the creation of a cash collateral account or delivery of other security by the Borrower to assure payment of such Impaired Lender’s Percentage of all outstanding Letter of Credit Obligations; and

(h)	Issuing Lender shall have received the fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by Borrower of the matters set forth in Sections 5.2 hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached as Exhibit E, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Percentage thereof.

3.4 Letter of Credit Fees; Increased Costs. (a) Borrower shall pay letter of credit fees as follows:

(i)	With respect to each Standby Letter of Credit, a per annum letter of credit fee with respect to the undrawn amount of each Standby Letter of Credit issued pursuant hereto (based on the amount of each Standby Letter of Credit) in an amount equal to the Applicable L/C Fee Percentage times the undrawn amount of each Standby Letter of Credit on the date of determination, payable annually in advance to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(ii)	A letter of credit facing fee on the amount of each Commercial Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account, as follows: with respect to each Commercial Letter of Credit, a per annum fee equal to the greater of (1) $150.00 or (2) 1/8th percent (0.125%) of the face amount of such Commercial Letter of Credit for each ninety (90) day period (or portion thereof) commencing with the date of issuance of such letter of credit and ending on the expiry date of such Commercial Letter of Credit.

(iii)	With respect to each Commercial Letter of Credit, a negotiation fee equal to the greater of (a) $150.00 or (b) 1/8th percent (0.125%) of the face amount of each presentation for draw made thereunder, payable to the Agent for distribution to the Issuing Lender for its own account, on the date such presentation for draw is made.

(b)	All payments by Borrower under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to Borrower by the Agent. The fees shall be nonrefundable under all circumstances. The per annum fees described above shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof.

(c)	If any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof, adopted after the date hereof, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, Borrower shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from ten days after the date such payment is due until payment in full thereof at the Applicable Interest Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, Borrower shall pay, for the sole account of the Issuing Lender, customary and reasonable documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(a) Upon issuance by the Issuing Lender of each Letter of Credit hereunder (and on the Effective Date with respect to each Existing Letter of Credit), each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.

(b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, Borrower agrees to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit time), in Dollars, on (i) the Business Day that Borrower received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit time) or (ii) the Business Day immediately following the day that Borrower received such notice, if such notice is received after 11:00 a.m. (Detroit time).

(c) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrower does not reimburse the Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrower shall be deemed to have immediately requested that the Revolving Credit Lenders make an Advance of the Revolving Credit in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto. Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.

(d) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but Borrower does not reimburse the Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Lender from Borrower is or must be returned or rescinded upon or during any bankruptcy or reorganization of Intcomex, Borrower or any Subsidiary or otherwise, then Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Borrower hereunder). Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Revolving Credit Lender fails to make such amount available to the Agent by 11:00 am Detroit time on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent.

(e) In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof or Article 5 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of Borrower to the Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date, plus the Foreign A/R Insurance Reserve, exceed the lesser of the then applicable Borrowing Base or the then applicable Revolving Credit Aggregate Commitment).

(f) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to Borrower on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless Borrower shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Lender) as required under this Section 3.6. The Issuing Lender shall further use reasonable efforts to provide notice to Borrower prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Borrower under this Section 3.6.

(g) Notwithstanding the foregoing however no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from Agent or any Lender at least two (2) Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five (5) Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving

Credit Lenders, as applicable. In the event that the Issuing Lender receives such a notice, the Issuing Lender shall have no obligation to issue any Letter of Credit until such notice is withdrawn by Agent or such Lender or until the requisite Lenders have waived such Default or Event of Default in accordance with the terms of this Agreement.

(h) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

(i) In the event that any Revolving Credit Lender becomes an Impaired Lender, the Issuing Lender may, at its option, require that the Borrower enter into arrangements satisfactory to Issuing Lender to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by such Impaired Lender, including creation of a cash collateral account or delivery of other security to assure payment of such Impaired Lender’s Percentage of all outstanding Letter of Credit Obligations.

3.7 Obligations Irrevocable. The obligations of Borrower to make payments to Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a)	Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b)	Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c)	The existence of any claim, setoff, defense or other right which Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d)	Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e)	Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f)	Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

(g)	Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of Borrower from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Borrower has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Borrower against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent Borrower, after satisfaction in full of the absolute and unconditional obligations of Borrower hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from Borrower, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of Borrower or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of Borrower or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of Borrower’s creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

(d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. Borrower hereby indemnifies and agrees to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees, representatives and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, any Revolving Credit Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a)	the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b)	the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c)	payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d)	any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e)	any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to subparagraphs (a) through (e) hereof, (i) no Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Agent and the Issuing Lender shall be liable to each Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by Borrower pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by Borrower, Intcomex or any Subsidiary Guarantor and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c) hereof), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by Borrower, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.11 Use of Letters of Credit. The Commercial Letters of Credit shall be used solely to finance the purchase of inventory in the ordinary course of the Borrower’s business. The Standby Letters of Credit shall be used solely for the purposes described in the definition of such term in Section 1 of this Agreement.

4.	RESERVED.

5.	CONDITIONS.

The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

5.1 Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(a) Notes, this Agreement and the other Loan Documents. Borrower shall have executed and delivered to Agent for the account of each Lender requesting Notes, the Revolving Credit Notes; Borrower shall have executed and delivered this Agreement; and Intcomex, Borrower and each Subsidiary Guarantor shall have executed and delivered the other Loan Documents to which Intcomex, Borrower and such Subsidiary Guarantor is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.

(b) Corporate Authority. Agent shall have received, with a counterpart thereof for each Lender, from Intcomex, Borrower and each Subsidiary Guarantor, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

(i)	corporate resolutions (or the equivalent) of each such Person authorizing the transactions contemplated by this Agreement and the other Loan Documents and approving this Agreement and the other Loan Documents, in each case to which such Person is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of Borrower, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder,

(ii)	the incumbency and signature of the officers or other authorized persons of such Person executing any Loan Document and in the case of the Borrower, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit,

(iii)	a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where such Person is qualified to do business, which jurisdictions are listed on Schedule 5.2 attached hereto, and

(iv)	copies of such Person’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Effective Date.

(c) Collateral Documents, Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance reasonably satisfactory to Agent and fully executed by each party thereto:

(v)	The following Collateral Documents, each in form and substance acceptable to Agent and fully executed by each party thereto and dated as of the Effective Date:

(A)	the Security Agreement, executed and delivered by Borrower and the Subsidiary Guarantors;

(B)	the Intcomex Guaranty, executed and delivered by Intcomex;

(C)	Subsidiary Guaranty, executed and delivered by the Subsidiary Guarantors that exist on the Effective Date;

(D)	Trademark Security Agreement; and

(E)	Lien Subordination Agreement.

(vi)	For each real property location (including each warehouse or other storage location) leased by Borrower or any Subsidiary Guarantor as a lessee (such locations being disclosed and identified as such on Schedule 6.3(b) hereto), (i) a true, complete and accurate copy of the fully executed applicable lease bailment or warehouse agreement, as the case may be; and (ii) a Collateral Access Agreement with respect to each location.

(vii)	(A) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdiction noted on Schedule 5.1(c) which name Borrower or any Subsidiary Guarantor (under their present names or under any previous names used within five (5) years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2 of this Agreement) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office for Borrower and the Subsidiary Guarantors dated a date reasonably prior to the Effective Date.

(viii)	Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to Agent in proper form for filing, registration or recordation.

(d) Refinanced Intcomex Notes. The Agent shall have received (i) copies of the Intcomex Notes and other Intcomex Documents in effect on the Effective Date, in each case in form and substance reasonably satisfactory to Agent and (ii) evidence satisfactory to it that the Prior Intcomex Notes will be repaid in full with the proceeds of the Intcomex Notes, or, to the extent the Prior Intcomex Notes are not repaid in full as of the Effective Date, evidence satisfactory to it that cash, in an amount sufficient to repay in full the unpaid amount of the Prior Intcomex Notes, has been deposited in an escrow account on terms and conditions satisfactory to the Agent.

(e) Insurance. The Agent shall have received evidence reasonably satisfactory to it that Intcomex, Borrower and the Subsidiary Guarantors have obtained the insurance policies required by Section 7.5 hereof and that such insurance policies are in full force and effect.

(f) Compliance with Certain Documents and Agreements. Each of Intcomex, Borrower and each Subsidiary Guarantor shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by Person. No Person (other than Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms this Agreement or the other Loan Documents, in each case to which such Person is a party.

(g) Opinions of Counsel. Each of Intcomex, Borrower and the Subsidiary Guarantors to execute and deliver a Guaranty on the Effective Date shall furnish Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the such Persons, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.

(h) Payment of Fees. Borrower shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to Agent).

(i) Financial Statements. Borrower shall have delivered to the Lenders and the Agent, in form and substance satisfactory to Agent, such financial statements of Borrower and Intcomex as Agent may reasonably request.

(j) Due Diligence. Agent and Lenders shall have received, in each case in form and substance satisfactory to the Agent, such reports or due diligence materials as Agent may reasonably request.

(k) Governmental and Other Approvals. Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by Intcomex, Borrower or any Subsidiary Guarantor in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

(l) Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of Borrower dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied to the extent required to be satisfied by Intcomex, Borrower and the Subsidiary Guarantors to execute and deliver a Guaranty on the Effective Date; (b) the representations and warranties made by Intcomex, Borrower and the Subsidiary Guarantors in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects; (c) no Default or Event of Default shall have occurred and be continuing; and (d) since September 30, 2009, nothing shall have occurred which has had, or could reasonably be expected to have, a material adverse change on the business, results of operations, conditions, property or prospects (financial or otherwise) of Borrower or any Subsidiary.

(m) Customer Identification Forms. The Agent shall have received completed customer identification forms (forms to be provided by Agent to Borrower) from Intcomex, Borrower and each Subsidiary Guarantor.

5.2 Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be; and

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6.	REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:

6.1 Corporate Authority. Each of Intcomex, Borrower and the Subsidiary Guarantors is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each such Person is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each such Person has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

6.2 Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which Intcomex, Borrower and each Subsidiary Guarantor is party, and the issuance of the Notes by Borrower (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Person or the terms of such Person’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.

6.3 Good Title; Leases; Assets; No Liens. (a) Borrower and each Subsidiary Guarantor, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under section 8.2 hereof, and each such Person has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;

(b) Schedule 6.3(b) hereof identifies all of the real property owned or leased, as lessee thereunder, by Borrower and each Subsidiary Guarantor on the Effective Date, including all warehouse or bailee locations;

(c) Borrower and each Subsidiary Guarantor will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by such Person immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of such Person’s businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;

(d) Borrower and each Subsidiary Guarantor owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of Borrower, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

(e) There are no Liens on and no financing statements on file with respect to any of the assets owned by Borrower and each Subsidiary Guarantor, except for the Liens permitted pursuant to Section 8.2 of this Agreement.

6.4 Taxes. Except as set forth on Schedule 6.4 hereof, Borrower and each Subsidiary has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by Borrower or such Subsidiary, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of Borrower or such Subsidiary as may be required by GAAP.

6.5 No Defaults. Neither Borrower nor any Subsidiary is in default under or with respect to any agreement, instrument or undertaking to which is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

6.6 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which Intcomex, Borrower or any Subsidiary Guarantor is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of Intcomex, Borrower and such Subsidiary Guarantor, enforceable against Intcomex, Borrower and such Subsidiary Guarantor in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7 Compliance with Laws. (a) Except as disclosed on Schedule 6.7, Borrower and each Subsidiary has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.8 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which Borrower, any Subsidiary Guarantor and/or Intcomex is a party are not in contravention of the terms of any indenture, agreement or undertaking to which Intcomex, Borrower or any Subsidiary Guarantor is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

6.9 Litigation. Except as set forth on Schedule 6.9 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of Borrower, threatened against Borrower or any Subsidiary (other than any suit, action or proceeding in which such Person is the plaintiff and in which no counterclaim or cross-claim against such Person has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against Borrower or any Subsidiary, nor is Borrower or any Subsidiary in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

6.10 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.10 hereof, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is (a) required in connection with the execution, delivery and performance: (i) by Borrower, any Subsidiary Guarantor and Intcomex of this Agreement and any of the other Loan Documents to which such Person is a party or (ii) by Borrower and the Subsidiary Guarantors of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, and (y) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of Borrower, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

6.11 Agreements Affecting Financial Condition. Neither Borrower nor any Subsidiary is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

6.12 No Investment Company or Margin Stock. Neither Borrower nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower nor any Subsidiary is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by Borrower or any Subsidiary Guarantor to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

6.13 ERISA. Neither Borrower nor any Subsidiary maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 hereto or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. Neither Borrower nor any Subsidiary has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject Borrower or any Subsidiary to a material tax or penalty imposed by Section 4975 of the Internal

Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. Neither Borrower nor any Subsidiary has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

6.14 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of Borrower or any Subsidiary is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

6.15 Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.10 and 6.15:

(a)	all facilities and property owned or leased by Borrower and the Subsidiaries are in material compliance with all Hazardous Material Laws;

(b)	to the best knowledge of Borrower, there have been no unresolved and outstanding past, and there are no pending or threatened:

(i)	claims, complaints, notices or requests for information received by Borrower or any Subsidiary with respect to any alleged violation of any Hazardous Material Law, or

(ii)	written complaints, notices or inquiries to Borrower or any Subsidiary regarding potential liability of Borrower or any Subsidiary under any Hazardous Material Law; and

(c)	to the best knowledge of Borrower, no conditions exist at, on or under any property now or previously owned or leased by Borrower or any Subsidiary which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

6.16 Subsidiaries. Except as disclosed on Schedule 6.16 hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, neither Borrower nor any Subsidiary has any Subsidiaries.

6.17 Reserved.

6.18 Reserved.

6.19 Franchises, Patents, Copyrights, Tradenames, etc. The Borrower and the Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.19 contains a true and accurate list of all trade names and any and all other names used by Borrower or any Subsidiary during the five-year period ending as of the Effective Date.

6.20 Capital Structure. Schedule 6.20 attached hereto sets forth all issued and outstanding Equity Interests of Intcomex and Borrower and its Consolidated Subsidiaries, including the number of authorized, issued and outstanding Equity Interests of Intcomex, Borrower and Borrower’s Consolidated Subsidiaries, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. Except as disclosed on Schedule 6.20, all issued and outstanding Equity Interests of Intcomex, Borrower and Borrower’s Consolidated Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Intcomex, Borrower or any of Borrower’s Consolidated Subsidiaries, of any its Equity Interests.

6.21 Accuracy of Information. (a) The audited financial statements for the Fiscal Year ended December 31, 2008, furnished to Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections, if any, delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of the Borrower to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

(b) From September 30, 2009, there has been no material adverse change in the business, operations, condition, property or prospects (financial or otherwise) of Borrower and the Subsidiaries, taken as a whole.

(c) To the best knowledge of Borrower, as of the Effective Date, (i) Borrower and the Subsidiaries do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of Borrower or any Subsidiary which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.22 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents and the refinancing of the Prior Intcomex Notes with the Intcomex Notes, Intcomex, Borrower and each Subsidiary will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrower to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. Intcomex, Borrower and the Subsidiaries do not intend to nor does management of Intcomex, Borrower or any Subsidiary believe that it will incur debts beyond its ability to pay as they mature. Borrower does not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to Intcomex, Borrower or any Subsidiary, nor does Borrower have any knowledge of any threatened bankruptcy or insolvency proceedings against Intcomex, Borrower or any Subsidiary.

6.23 Employee Matters. There are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrower, threatened against Borrower or any Subsidiary by any employees of Borrower or any Subsidiary, other than non-material employee grievances or controversies arising in the ordinary course of business. Set forth on Schedule 6.22 are all union contracts or agreements to which Borrower or any Subsidiary is party as of the Effective Date and the related expiration dates of each such contract.

6.24 No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of Intcomex, Borrower or a Subsidiary Guarantor to Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. There is no fact, other than information known to the public generally, known to Borrower after diligent inquiry, that could reasonably be expect to have a Material Adverse Effect that has not expressly been disclosed to Agent in writing.

6.25 Corporate Documents and Corporate Existence. As to Intcomex and Borrower and each Subsidiary, (a) it is an organization as described on Schedule 1.2 hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.2 hereto.

7.	AFFIRMATIVE COVENANTS.

Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, that it will, and, as applicable, it will cause each of its Subsidiaries to (and in the case of 7.1(d), cause Intcomex to):

7.1 Financial Statements. Furnish to the Agent, in form and detail satisfactory to Agent, with sufficient copies for each Lender, the following documents:

(a)

as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the audited Consolidated financial statements of the Borrower and its Consolidated Subsidiaries as at the end of such Fiscal

Year and the related audited Consolidated statements of income, stockholders equity, and cash flows of the Borrower and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent;

(b)	as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, Borrower prepared unaudited Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects; and

(c)	as soon as available, but in any event within thirty (30) days after the end of each month, commencing with the first full month after the Effective Date, Borrower prepared unaudited Consolidated balance sheets of the Borrower and its Consolidated Subsidiaries as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of the Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such fiscal month, setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 7.2(d), and certified by a Responsible Officer of the Borrower as being fairly stated in all material respects;

(d)	as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the audited Consolidated financial statements of the Intcomex and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated statements of income, stockholders equity, and cash flows of the Intcomex and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified as being fairly stated in all material respects by an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clauses (b) and (c) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

7.2 Certificates; Other Information. Furnish to the Agent, in form and detail acceptable to Agent, with sufficient copies for each Lender, the following documents:

(a)	Concurrently with the delivery of the financial statements described in Sections 7.1(a) for each fiscal year end, and 7.1(b) for each fiscal quarter end, a Covenant Compliance Report (or, in the case of the Borrower prepared financial statements for the last fiscal quarter of each fiscal year, a draft Covenant Compliance Certificate) duly executed by a Responsible Officer of Borrower;

(b)	A Borrowing Base Certificate executed by a Responsible Officer of the Borrower, on the first and fifteenth day of each month (or, if such day is not a Business Day, on the next Business Day thereafter), or more frequently as reasonably requested by the Agent or the Majority Lenders;

(c)	Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(d)	Within thirty (30) days after the end of each Fiscal Year, projections for Borrower and the Subsidiaries for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrower as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to Borrower) by a Responsible Officer of the Borrower;

(e)	Within ten (10) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Agent or the Majority Lenders (i) the monthly aging of the accounts receivable and accounts payable of Borrower and the Subsidiaries, and (ii) an inventory report;

(f)	Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by Borrower and the Subsidiary Guarantors in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by Borrower or any Subsidiary Guarantor, all to such extent as Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of Borrower or the applicable Subsidiary Guarantor and shall be in such form and detail as Agent may reasonably specify; and

(g)	Such additional financial and/or other information as Agent or any Lender may from time to time reasonably request, promptly following such request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower or any Subsidiary.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage in their respective business and operations substantially as conducted immediately prior to the Effective Date;

(b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4 and except where its failure to preserve, maintain, renew or keep in full force such qualifications could not reasonably be expected to have a Material Adverse Effect;

(c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the Borrower or Subsidiary Guarantor, as applicable, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all public liability insurance policies, such policies shall list the Agent as an additional insured, as Agent may reasonably request; and (e) if requested by Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with Agent, such certificates being in form and substance reasonably acceptable to Agent.

7.6 Inspection of Property; Books and Records, Discussions. Permit Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of Agent or such Lender, to examine the books, accounts, records, ledgers and assets and properties of Borrower and each Subsidiary; (b) from time to time, during normal business hours, upon the request of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of Borrower and the Subsidiaries and appraisals of all or a portion of the fixed assets (including real property) of Borrower and the Subsidiaries, such audits and appraisals to be completed by an appraiser as may be selected by Agent and consented to by Borrower (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits to be reimbursed by Borrower, provided that so long as no Event of Default or Default exists, Borrower shall not be required to reimburse Agent for more than two inventory appraisals per Fiscal Year and more than two collateral audits per Fiscal Year; (c) during normal business hours and at their own risk, to enter onto the real property owned or leased by Borrower or any Subsidiary to conduct inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours and at reasonable intervals, to visit all offices of Borrower or any Subsidiary, discuss Borrower’s or any Subsidiaries’ financial matters with its officers, as applicable, and, by this provision, Borrower authorizes, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of Borrower or any Subsidiary and examine any of such Person’s books, reports or records held by such accountants.

7.7 Notices. Promptly give written notice to the Agent of:

(a)	the occurrence of any Default or Event of Default of which Borrower has knowledge, setting forth details of the occurrence referred to therein;

(b)	any (i) litigation or proceeding existing at any time between Intcomex, Borrower or any Subsidiary and any Governmental Authority or other third party, or any investigation of Intcomex, Borrower or any Subsidiary conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of Intcomex, Borrower or any Subsidiary since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof;

(c)	the occurrence of any event which Borrower believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect, setting forth details of such event;

(d)	promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by Intcomex, Borrower or any Subsidiary in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(e)	(i) all jurisdictions in which Intcomex, Borrower or any Subsidiary proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of Intcomex, Borrower or any Subsidiary or any other material amendment to Intcomex’s, Borrower’s or any Subsidiary’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given not less than ten (10) Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which Agent may consent);

(f)	not less than fifteen (15) Business Days (or such other shorter period to which Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents or to any of the Intcomex Documents; and

(g)	any default or event of default by any Person under any Subordinated Debt Document or any of the Intcomex Documents, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be, setting forth details of such default or event of default.

7.8 Hazardous Material Laws.

(a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b) (i) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by Borrower or any Subsidiary relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which Borrower or any Subsidiary is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

(c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d) Provide such information and certifications which Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.

7.9 Financial Covenants.

(a) Maintain as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending March 31, 2010, a Consolidated Total Leverage Ratio of not greater than the ratio set forth below opposite the applicable fiscal quarter:

Fiscal Quarters Ending:	Ratio
March 31, 2010, June 30, 2010, September 30, 2010, December 31, 2010	5.50 to 1.00
March 31, 2011, June 30, 2011	5.00 to 1.00
September 30, 2011, December 31, 2011	4.50 to 1.00
March 31, 2012 and each fiscal quarter ending thereafter	4.00 to 1.00

(b) Maintain as of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending March 31, 2010, on a year-to-date basis through December 31, 2010, and on a rolling four-quarter basis thereafter, a Consolidated Fixed Charge Coverage Ratio of not less than 1.00 to 1.00.

(c) Maintain as of the end of each fiscal quarter of Intcomex, commencing with the fiscal quarter ending December 31, 2009, Consolidated Net Income for Intcomex and its Subsidiaries for the Applicable Measuring Period of not less than the amount set forth below opposite the applicable fiscal quarter:

Fiscal Quarters Ending:	Amount
December 31, 2009	$0
March 31, 2010	($500,000)
June 30, 2010, September 30, 2010, December 31, 2010	$0
March 31, 2011	($500,000)
June 30, 2011, September 30, 2011, December 31, 2011	$0
March 31, 2012	($500,000)
June 30, 2012 and each fiscal quarter ending thereafter	$0

7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by Agent in connection with the execution, delivery and performance by Intcomex, Borrower or any Subsidiary Guarantor of, as applicable, this Agreement, the other Loan Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by Intcomex, Borrower or any Subsidiary Guarantor, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with ERISA; ERISA Notices. (a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by Borrower or any Subsidiary; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of Borrower or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of Borrower or any Subsidiary from any Multiemployer Plan if Borrower or any Subsidiary reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by Borrower or a Subsidiary under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

7.12 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 8.2.

7.13 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which becomes a Domestic Subsidiary of Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by Agent):

(i)	within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a Subsidiary Guaranty, or in the event that a Subsidiary Guaranty already exists, a joinder agreement to the Subsidiary Guaranty whereby such Domestic Subsidiary becomes obligated as a Subsidiary Guarantor under the Subsidiary Guaranty; and

(ii)	within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by (b) of this Section 7.13) as set forth in the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement;

(iii)	within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;

(b) At any time after (i) the Intcomex Notes have been paid in full, (ii) the Lien Subordination Agreement has been terminated for any reason or (iii) there are no restrictions under the Intcomex Documents and/or the Lien Subordination Agreement on the granting of a Lien on the Equity Interests of Borrower and the Subsidiaries, then, with respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (A) a Domestic Subsidiary subsequent to the Effective Date, cause the Borrower or Subsidiary Guarantor that holds such Equity Interests to execute and deliver such Pledge Agreements, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by the Borrower or a Subsidiary Guarantor, such Pledge Agreements to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as Agent may determine); and (B) a Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by Borrower or one of its Domestic Subsidiaries, cause the Borrower or Subsidiary Guarantor that holds such Equity Interests to execute and deliver such Pledge Agreements and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Equity Interests of such Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Foreign Subsidiary (or such longer time period as Agent may determine); and

(c) (i) With respect to the acquisition of a fee interest in real property by the Borrower or any Subsidiary Guarantor after the Effective Date (whether by Permitted Acquisition or otherwise) which has an value of $2,000,000 or more, not later than thirty (30) days after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary (or such longer time period as Agent may determine), such Person execute or cause to be executed (unless waived by Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by Agent; and (ii) with respect to the acquisition of any leasehold interest in real property by such Person after the Effective Date (whether by Permitted Acquisition or otherwise), not later than thirty (30) days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (or such longer time period as Agent may determine), the applicable Person shall deliver to the Agent a copy of the applicable lease agreement and shall execute or cause to be executed, unless otherwise waived by Agent, a Collateral Access Agreement in form and substance reasonably acceptable to Agent together with such other documentation as may be reasonably required by Agent;

in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent. Upon the Agent’s request, the Borrower and the Subsidiary Guarantors shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

7.14 Accounts. Maintain all deposit accounts and securities accounts of the Borrower and the Subsidiary Guarantors with Agent or a Lender, provided that, with respect to any such accounts maintained with any Lender (other than Agent), Borrower or such Subsidiary Guarantor (i) shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to Agent and (ii) has taken all other steps necessary, or in the opinion of the Agent, desirable to ensure that Agent has a perfected security interest in such account.

7.15 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.12 hereof. Borrower shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

7.16 Further Assurances and Information. (a) Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2 hereof, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Borrower’s or the applicable Subsidiary Guarantor’s assets as Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to Agent, and prepared at the expense of the Borrower.

(b) Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the expense of the Borrower, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

(c) Provide the Agent and the Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of Intcomex, Borrower or any Subsidiary as required by Section 326 of the USA Patriot Act.

8.	NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness remains outstanding and unpaid, it will not, and, as applicable, it will not permit any of its Subsidiaries to:

8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a)	Indebtedness;

(b)	any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Effective Date, and shall otherwise be in compliance with this Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;

(c)	any Debt of Borrower or any Subsidiary incurred to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1 hereof) shall not exceed $1,000,000 and any renewals or refinancings of such Debt on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt;

(d)	Subordinated Debt;

(e)	Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f)	Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;

(g)	Debt owing to a Person that is Borrower or a Subsidiary, but only to the extent permitted under Section 8.7 hereof;

(h)	the guaranty by Borrower of payment of the Intcomex Notes as set forth in the Intcomex Indenture; and

(i)	additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed $500,000 at any one time outstanding.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a)	Permitted Liens;

(b)	Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by Borrower or any Subsidiary after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; provided, however, that no such Lien shall be created over any owned real property of Borrower or any Subsidiary for which Agent has received a Mortgage or for which Borrower or such Subsidiary is required to execute a Mortgage pursuant to the terms of this Agreement;

(c)	Liens in favor of the Intcomex Trustee on the personal property of Borrower and the Subsidiary Guarantors securing the guaranty permitted under Section 8.1(h), subject to the terms and conditions of the Lien Subordination Agreement;

(d)	Liens created pursuant to the Loan Documents; and

(e)	other Liens, existing on the Effective Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of Borrower or any Subsidiary (except for those Liens for the benefit of Agent and the Lenders) shall be permitted under the terms of this Agreement.

8.3 Acquisitions. Except for Permitted Acquisitions and acquisitions permitted under Section 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a)	Inventory leased or sold in the ordinary course of business;

(b)	obsolete, damaged, uneconomic or worn out machinery or equipment, or machinery or equipment no longer used or useful in the conduct of the Borrower’s or the applicable Subsidiary’s business, but only if the proceeds of such sales or dispositions are used to purchase comparable replacement assets within ninety (90) days prior to or following the date of such sale or disposition;

(c)	Permitted Acquisitions;

(d)	mergers or consolidations of any Subsidiary with or into Borrower or any Subsidiary Guarantor so long as the Borrower or such Subsidiary Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;

(e)	any Subsidiary may liquidate or dissolve into Borrower or a Subsidiary Guarantor if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(f)	sales or transfers, including without limitation upon voluntary liquidation from Borrower or any Subsidiary to Borrower or a Subsidiary Guarantor, provided that the applicable Borrower or Subsidiary takes such actions as Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(g)

(i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of Borrower or any Subsidiary Guarantor being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $500,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion;

(h)	the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business; and

(i)	dispositions of owned or leased vehicles in the ordinary course of business.

The Lenders hereby consent and agree to the release by Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.

8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a)	each Subsidiary may pay cash Distributions to the Borrower;

(b)	Borrower and each Subsidiary may declare and make Distributions payable in its Equity Interests, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution; and

(c)	Borrower may pay cash Distributions so long as immediately prior and after giving effect to the payment of any such cash dividend, no Default or Event of Default shall have occurred and be continuing and Borrower shall be in pro forma compliance with the covenants set forth in Section 7.9 of this Agreement.

8.6 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except for Capital Expenditures, the amount of which in any Fiscal Year shall not exceed $2,000,000.

8.7 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a)	Permitted Investments;

(b)	Investments existing on the Effective Date (and not otherwise described in clauses (g) and (i)(i) below) and listed on Schedule 8.7(b) hereof;

(c)	sales on open account in the ordinary course of business;

(d)	intercompany loans or intercompany Investments made by Borrower or any Subsidiary Guarantor to or in any Borrower or any Subsidiary Guarantor; provided that, in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made and that any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(e)	Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f)	loans and advances to employees, officers and directors of Borrower or any Subsidiary for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $75,000 in the aggregate at any time outstanding;

(g)	(i) loans and advances outstanding on the Effective Date to Intcomex Holdings SPC-1, LLC and IXLA Holdings, as more particularly described on Schedule 8.7(g) and (ii) the Investment by Borrower in the Intcomex Notes in an amount not to exceed $5,000,000;

(h)	loans or advances to Intcomex or any Subsidiary or Affiliate of Intcomex (other than Borrower or any Subsidiary Guarantor), the proceeds of which are used by that entity solely to pay interest expense or taxes, provided that, in each case, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or result from such intercompany loan being made and that any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(i)	(i) loans or advances outstanding on the Effective Date and described on Schedule 8.7(i) to Intcomex, the proceeds of which were used by Intcomex solely to pay sundry expenses, and (ii) plus additional loans or advances to Intcomex not to exceed $1,000,000 in the aggregate per fiscal year of Borrower, the proceeds of which are used by Intcomex solely to pay sundry expenses, provided that, no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or result from such intercompany loan being made and that any intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents;

(j)	Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition;

(k)	Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $250,000 at any one time outstanding;

(l)	other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $250,000 at any time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.8 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any shareholder, director, officer, member or partner of the Borrower, Intcomex, or any Subsidiary except: (a) transactions with the Borrower or Subsidiary Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of Borrower or a Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than it would obtain in a comparable arms length transaction from unrelated third parties.

8.9 Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by Borrower or a Subsidiary of real or personal property which has been or is to be sold or transferred by Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Borrower or such Subsidiary, as the case may be.

8.10 Limitations on Other Restrictions. Except for the Loan Documents and the Intcomex Documents, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to Borrower or any Subsidiary Guarantor, to make loans, advances or other payments of whatever nature to Borrower or any Subsidiary Guarantor, or to make transfers or distributions of all or any part of its assets to Borrower or any Subsidiary Guarantor; or (ii) restrict or prevent Borrower or any Subsidiary from granting Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 8.2(b) hereunder.

8.11 Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt, except to the extent permitted under the terms of the applicable Subordination Agreement and Subordinated Debt Documents, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, only with prior written consent of the Agent. For avoidance of doubt, nothing in this Section 8.11 shall prevent Intcomex from making any prepayment, repurchase, redemption, defeasance or any other payment in respect of any of its Debt.

8.12 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, only with the prior written consent of the Agent.

8.13 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of Borrower or any Subsidiary except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (iii) could not reasonably be expected to have a Material Adverse Effect.

8.14 Management Fees. Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate, except that (i) Borrower may pay management fees to Intcomex, the proceeds of which are applied to pay administrative costs and expenses of Intcomex, but only so long as, both before and after giving effect to such payment, no Default or Event of Default shall exist and be continuing, and (ii) Borrower and the Subsidiaries may pay service fees to an Affiliate that are customarily charged by such Affiliate to its other customers.

8.15 Fiscal Year. Permit the Fiscal Year of Intcomex, Borrower or any Subsidiary to end on a day other than December 31.

9.	DEFAULTS.

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a)	non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line) or (ii) any Reimbursement Obligation or (iii) any Fees;

(b)	non-payment of any other amounts due and owing by Borrower under this Agreement or by Intcomex, Borrower or any Subsidiary Guarantor under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after the same is due and payable;

(c)	default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 7.1, 7.2, 7.4(a) and (e), 7.5, 7.6, 7.7, 7.9, 7.13, 7.14, 7.15, 7.16 or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(d)	default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by Borrower or any Subsidiary Guarantor or Intcomex and continuance thereof for a period of thirty (30) consecutive days;

(e)	any representation or warranty made by Intcomex, Borrower or any Subsidiary Guarantor herein or under any other Loan Document, as applicable, or in any certificate, instrument or other document submitted pursuant hereto or pursuant to such other Loan Document, as applicable, proves untrue or misleading in any material adverse respect when made;

(f)	(i) default in the payment of any obligation of Intcomex to Agent or any Lender (taking into account applicable periods of notice and cure, if any); (ii) default by Borrower or any Subsidiary in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of Borrower or any Subsidiary in excess of Two Hundred Fifty Thousand Dollars ($250,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of Borrower or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of Two Hundred Fifty Thousand Dollars ($250,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and for which the holder or holders thereto has accelerated such other indebtedness for borrowed money, or required the prepayment, repurchase, redemption or defeasance of such indebtedness;

(g)	the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of Five Hundred Fifty Thousand Dollars ($500,000) (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against Borrower or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h)	the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of Borrower or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by Borrower or any Subsidiary from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(i)	except as expressly permitted under this Agreement, Intcomex or Borrower or any Subsidiary shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of Intcomex or Borrower or any Subsidiary; or if Intcomex or Borrower or any Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by Intcomex or Borrower or a Subsidiary, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Intcomex, Borrower or the applicable Subsidiary) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of Intcomex or Borrower or any Subsidiary and shall not have been reversed or dismissed within sixty (60) days;

(j)	a Change of Control;

(k)	the validity, binding effect or enforceability of any subordination provisions relating to any Subordinated Debt or in connection with the Lien Subordination Agreement shall be contested by any Person party thereto (other than any Lender, Agent, Issuing Lender or Swing Line Lender), or such subordination provisions shall fail to be enforceable by Agent and the Lenders in accordance with the terms thereof, or the Indebtedness shall for any reason not have the priority contemplated by this Agreement or such subordination provisions;

(l)	the occurrence of a payment default or event of default under any of the Intcomex Notes or the Intcomex Documents; or

(m)	any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, Agent, Issuing Lender or Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.

9.2 Exercise of Remedies. If an Event of Default (taking into account applicable periods of notice and cure set forth in Section 9.1) has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Lenders, demand immediate delivery of cash collateral, and each Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify Borrower, Intcomex or Borrower or any Subsidiary that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances and Swing Line Advances with respect to which Section 2.6 hereof shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then Applicable Interest Rate plus two percent (2%); and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4 Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 13.10 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. The Borrower expressly agrees that this Section may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to Borrower but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by Borrower), setoff and apply against any and all of the obligations of Borrower now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower and any property of Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to Agent and Borrower of the occurrence thereof. Borrower hereby grants to the Lenders and the

Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of Borrower under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

10.	PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1 Payment Procedure.

(a) All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrower of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by Agent not later than 1:00 p.m. (Detroit time) on the date such payment is required or intended to be made in Dollars in immediately available funds to Agent at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations. Any payment received by the Agent after 1:00 p.m. (Detroit time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b) Unless the Agent shall have been notified in writing by Borrower at least two (2) Business Days prior to the date on which any payment to be made by Borrower is due that Borrower does not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two (2) Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.

(c) Whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d) All payments to be made by Borrower under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.8) with Section 13.13, without deduction for or on account of any Non-Excluded Taxes, unless Borrower is compelled by law to make payment subject to such Non-Excluded Tax. In such event, Borrower shall:

(vi)	pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such Non-Excluded Tax; and

(vii)	remit such Non-Excluded Tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by Borrower of any such taxes payable by Borrower.

Borrower shall be reimbursed by the applicable Lender for any payment made by Borrower under this Section 10.1 if the applicable Lender is not in compliance with its obligations under Section 13.13 at the time of the Borrower’s payment.

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders after the commencement of any remedies hereunder, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by Intcomex, Borrower or any Subsidiary Guarantor or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to the Indebtedness under the Revolving Credit (including the Swing Line and any Reimbursement Obligations), on a pro rata basis, next to any obligations owing by Intcomex, Borrower or any Subsidiary Guarantor under any Hedging Agreements on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Borrower and the Subsidiary Guarantors, as the case may be.

10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4 Treatment of a Defaulting Lender.

(a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to Borrower or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to participate in the administration of the loans, this Agreement and the other Loan Documents, including without limitation any right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be suspended for the entire period that such Lender remains a Defaulting Lender and the stated commitment amounts and outstanding Advances of such Defaulting Lender shall not be included in determining whether all Lenders or the Majority Lenders (or any class thereof), as the case may be, have taken or may take any action hereunder (including, without limitation, any action to approve any consent, waiver or amendment to this Agreement or the other Loan Documents); provided, however, that the foregoing shall not permit (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness outstanding to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the loans or other extensions of credit or other obligations of Borrower owing to such Defaulting Lender, in each case without such Defaulting Lender’s consent, (iv) any other modification which under Section 13.10 requires the consent of all Lenders or the Lender(s) affected thereby which affects the Defaulting Lender differently than the Non-Defaulting Lenders affected by such modification, other than a change to or waiver of the requirements of Section 10.3 which results in a reduction of the Defaulting Lender’s commitment or its share of the Indebtedness on a non pro-rata basis.

(c) To the extent and for so long as a Lender remains a Defaulting Lender and notwithstanding the provisions of Section 10.3 hereof, the Agent shall be entitled, without limitation, (i) to withhold or setoff and to apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default to Agent or any Lender (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document, (ii) if the amount of Advances made by such Defaulting Lender is less than its Percentage requires, apply payments of principal made by the Borrower amongst the Non-Defaulting Lenders on a pro rata basis until all outstanding Advances are held by all Lenders according to their respective Percentages and (iii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by Borrower of its obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein and in any event the Borrower shall not be required to pay any Revolving Credit Facility Fee under Section 2.9 of this Agreement in respect of such Defaulting Lender’s Unfunded Portion of the Revolving Credit for the period during which such Lender is a Defaulting Lender. Furthermore, the rights and remedies of Borrower, the Agent, the Issuing Lender, the Swing Line Lender and the other Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise, and the Borrower waives no rights or remedies against any Defaulting Lender.

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

11.1 Reserved.

11.2 Circumstances Affecting LIBOR Rate Availability. If Agent or the Majority Lenders (after consultation with Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders at the applicable Daily Adjusting LIBOR Rate, then Agent shall forthwith give notice thereof to Borrower. Thereafter, until Agent notifies Borrower that such circumstances no longer exist, the obligation of Lenders to make Advances which bear interest at or by reference to the Daily Adjusting LIBOR Rate, and the right of Borrower to refund an Advance as an Advance which bear interest at or by reference to the Daily Adjusting LIBOR Rate shall be suspended, effective immediately following such notice, and each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

11.3 Laws Affecting Daily Adjusting LIBOR Rate Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective LIBOR Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective LIBOR Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate, such Lender shall forthwith give notice thereof to Borrower and to Agent. Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the Daily Adjusting LIBOR Rate and the right of Borrower to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall be suspended and thereafter only the Base Rate shall be available, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

11.4 Increased Cost of Advances Carried at the Daily Adjusting LIBOR Rate. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)	shall subject any of the Lenders (or any of their respective Lending Offices) to any Non-Excluded Tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective LIBOR Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective LIBOR Lending Offices); or

(b)	shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective LIBOR Lending Offices) or shall impose on any of the Lenders (or any of their respective LIBOR Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate, then such Lender shall promptly notify Agent, and Agent shall promptly notify Borrower of such fact and demand compensation therefor and, within ten (10) Business Days after such notice, Borrower agrees to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. Agent will promptly notify Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, provided that Agent shall incur no liability whatsoever to the Lenders or Borrower in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.

11.5 Capital Adequacy and Other Increased Costs.

(a)	If, after the Effective Date, the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Agent, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Lender or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, reasonably determines that the amount of such capital is increased by or based upon the existence of such Lender’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material (collectively, “Increased Costs”), then Agent or such Lender shall notify Borrower, and thereafter Borrower shall pay to such Lender or Agent, as the case may be, within ten (10) Business Days of written demand therefor from such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to Borrower, reasonably promptly after becoming aware of any event described in this Section 11.5(a) and shall be conclusively presumed to be correct, absent manifest error.

(b)	Notwithstanding the foregoing, however, Borrower shall not be required to pay any increased costs under Sections 11.4, 11.5 or 3.4(c) for any period ending prior to the date that is 180 days prior to the making of a Lender’s initial request for such additional amounts unless the applicable change in law or other event resulting in such increased costs is effective retroactively to a date more than 180 days prior to the date of such request, in which case a Lender’s request for such additional amounts relating to the period more than 180 days prior to the making of the request must be given not more than 180 days after such Lender becomes aware of the applicable change in law or other event resulting in such increased costs.

11.6 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to Borrower.

12.	AGENT.

12.1 Appointment of Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Intcomex, Borrower or any Subsidiary.

12.2 Deposit Account with Agent or any Lender. Borrower authorizes Agent and each Lender, in Agent’s or such Lender’s sole discretion, upon notice to the Borrower to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Borrower or any Affiliate of the Borrower, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Intcomex, Borrower and the Subsidiary Guarantors of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4 Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrower and each of the Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to Borrower (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, Borrower, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

12.5 Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.6 Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to Intcomex, Borrower or any Subsidiary Guarantor, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7 Indemnification of Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrower, but without limiting any obligation of Borrower to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliate’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Borrower, but without limiting the obligation of Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by Borrower for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrower hereunder.

12.9 Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (ii) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

12.11 Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize the Agent, in its reasonable discretion, to the full extent set forth in Section 13.10(b) hereof, (1) to release or terminate any Lien granted to or held by the Agent upon any Collateral (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement;

(c) constituting property in which Borrower or the applicable Subsidiary Guarantor owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.10; (2) to subordinate the Lien granted to or held by Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b) hereof; and (3) if all of the Equity Interests held by Borrower or any Subsidiary Guarantor in any Person are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

12.12 Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Intcomex, Borrower and any Subsidiary as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

12.13 Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, Borrower shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

12.14 Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 No Reliance on Agent’s Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may relay on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower or any of its Subsidiaries, any of their respective

Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

13.	MISCELLANEOUS.

13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

13.2 Consent to Jurisdiction. The Borrower, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrower, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against Intcomex, Borrower or any Subsidiary Guarantor or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Law of Michigan. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4 Interest. In the event the obligation of Borrower to pay interest on the principal balance of the Notes or on any other amounts outstanding hereunder or under the other Loan Documents is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable thereto with respect to such Lender’s applicable Percentages shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

13.5 Closing Costs and Other Costs; Indemnification.

(a) Borrower shall pay or reimburse (a) Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses, upon presentation of evidence of any such costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by Borrower, and (b) Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against Borrower, Intcomex or any Subsidiary Guarantor, or otherwise incurred by Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Agent, its Affiliates, or any Lender which would not have been asserted were it not for Agent’s or such Affiliate’s or Lender’s relationship with Borrower hereunder or otherwise, shall also be paid by Borrower. All of said amounts required to be paid by Borrower hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by Agent, at the Applicable Interest Rate, plus two percent (2%).

(b) Borrower agrees to indemnify and hold Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by Agent and each of the Lenders by reason of an Event of Default, or enforcing the Indebtedness, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b), provided that, the Borrower shall be obligated to reimburse Agent and the Lenders for only a single financial consultant selected by Agent in consultation with the Lenders.

(c) The Borrower agrees to defend, indemnify and hold harmless Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by Borrower or any Subsidiary in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrower shall have no obligations under this Section 13.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Lender, as the case may be. The obligations of Borrower under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities Borrower may have to Agent or any of the Lenders at common law or pursuant to any other agreement.

13.6 Notices.

(a)

Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of Agent (as set forth below). Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to the Borrower shall be deemed to be a notice to all of Intcomex, Borrower and the Subsidiaries.

(b)	Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefore.

13.7 Further Action. Borrower, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.8 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Borrower and the Lenders and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by Borrower of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.

(c) No Lender may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

(d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i)	each such assignment shall be in a minimum amount of the lesser of (x) Two Million Five Hundred Thousand Dollars ($2,500,000) or such lesser amount as the Agent, and, so long as no Default or Event of Default shall exist, the Borrower shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit); provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) be less than $2,500,000; and

(ii)	the parties to any assignment shall execute and deliver to Agent an Assignment Agreement substantially (as determined by Agent) in the form attached hereto as Exhibit H (with appropriate insertions acceptable to Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms, and Agent has confirmed that the assignment satisfies the requirements of this Section 13.8, the Borrower and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Upon request, Borrower shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrower acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(e) The Borrower and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to Borrower or any of Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(iii)	such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(iv)	a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(v)

such Lender shall retain the sole right and responsibility to enforce the obligations of Intcomex, Borrower and the Subsidiary Guarantors relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters covered by Section 13.10(a)(i) through (iv) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and Borrower, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or Intcomex, Borrower or any Subsidiary; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by Intcomex, Borrower or any Subsidiary Guarantor hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 of this Agreement to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 hereof as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 hereof as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(g) The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender (but only with respect to any entry relating to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrower of the making of any entry in the Register or any change in such entry.

(h) Borrower authorizes each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning Intcomex, Borrower or any Subsidiary which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 hereof or shall otherwise agree to be bound by the terms thereof.

(i) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

13.10 Amendment and Waiver.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Intcomex, Borrower or any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by Intcomex, Borrower or any Subsidiary Guarantor that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders affected thereby, do any of the following: (i) increase the stated amount of such Lender’s commitment hereunder, (ii) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (iii) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (iv) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of Agent and the Lenders, provided however that Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which Borrower or any Subsidiary Guarantor is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Subsidiary Guarantor or otherwise), (v) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, or (vi) change the definitions of “Revolving Credit Percentage”, “Majority Lenders”, Sections 10.2 or 10.3 hereof or this Section 13.10; provided, further, that notwithstanding the foregoing: (A) the definitions of “Borrowing Base”, “Eligible Accounts”, “Eligible Insured Foreign Accounts”, “Eligible Inventory”, “Eligible Commercial Letter of Credit” may be changed, and the Revolving Credit Maturity Date may be postponed or extended, with only the consent of all of the Revolving Credit Lenders; (B) no amendment, waiver or consent shall, unless in a writing signed by the Swing Line Lender, do any of the following: (1) reduce the principal of, or interest on, the Swing Line Note, (2) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note or (3) otherwise affect the rights and duties of the Swing Line Lender under this Agreement or any other Loan Document; (C) no amendment, waiver or consent shall, unless in a writing signed by Issuing Lender affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents; (D) no amendment, waiver, or consent shall, unless in a writing signed by the Agent affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

(b) The Agent shall, upon the written request of the Borrower, execute and deliver to Borrower such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which Borrower or the applicable Subsidiary Guarantor owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.10; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation any Guaranty) if all of the Equity Interests of such Person that were held by Borrower or a Subsidiary Guarantor are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by Borrower or any Subsidiary Guarantor, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

13.11 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to Borrower or any Subsidiary which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to Borrower, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 13.8(f) hereof.

13.12 Substitution or Removal of Lenders.

If (a) the obligation of any Lender to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4, (b) any Lender has demanded compensation under Sections 3.4(c), 11.4 or 11.5 or (c) any Lender has become an Impaired Lender or has not approved an amendment, waiver or other modification of this Agreement, if such amendment, waiver or modification has been approved by the Majority Lenders and the consent of such Lender is required (in each case, an “Affected Lender”), then the Borrower shall have the following rights in addition to any other rights or remedies it may have hereunder:

(i) Subject to Section 13.8 hereof, the Borrower may, with the assistance of the Agent, seek a substitute Lender or Lenders (which may be one or more of the Lenders (the “Purchasing Lender” or “Purchasing Lenders”)) to purchase the Advances of the Revolving Credit and/or Swing Line, as the case may be, and assume the Revolving Credit Aggregate Commitment (including without limitation the participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Lender, and require the Affected Lender to sell its Advances of the Revolving Credit and/or the Swing Line, as the case may be, and assign its Revolving Credit Aggregate Commitment to such Purchasing Lender or Purchasing Lenders within two (2) Business Days after receiving notice from the Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale, payable (in immediately available funds) in cash. In connection with any such sale, and as a condition thereof, the Borrower shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten (10) Business Days after such sale, any additional compensation accrued for its account under Sections 3.4(c), 11.4 and 11.5 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within (2) Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver an Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.12, the Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8; and

(ii) With respect to any Affected Lender that is an Impaired Lender, the Borrower may, with the prior written consent of the Agent and notwithstanding Section 10.3 of this Agreement or any other provisions requiring pro rata payments to the Lenders, elect to reduce the Revolving Credit Aggregate Commitment by the amount of the Revolving Credit Aggregate Commitment of such Affected Lender and repay all amounts owing to such Affected Lender, subject to the following:

(A) such Affected Lender shall receive an amount in cash equal to the outstanding principal amount owing to such Affected Lender under this Agreement, plus unpaid interest accrued thereon up to but excluding the date of the repayment. In addition, and as a condition thereof, the Borrower shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such repayment, plus, if demanded by the Affected Lender within ten (10) Business Days after such repayment, any additional compensation accrued for its account under Sections 3.4(c), 11.4 and 11.5 to but excluding said date;

(B) after giving effect to the reduction in the Revolving Credit Aggregate Commitment and the payments required under subclause (A) above, the Borrower shall have availability, on the date of the repayment, to borrow additional Revolving Credit Advances under the Revolving Credit Aggregate Commitment of at least $5,000,000 (after taking into account the sum on such date of the outstanding principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Obligations); and

(C) the stated dollar commitment of any other Lender is not increased thereby.

13.13 Withholding Taxes. If any Lender is not a “united states person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder or prior to its accepting any assignment under Section 13.8 hereof, as applicable) deliver to the Agent two original executed copies of (i) Internal Revenue Service Form W-8BEN or any successor form specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form W-8ECI or any successor form evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent that such Lender is exempt from United States income tax withholding with respect to such income; provided, however, that such Lender shall not be required to deliver to Agent the aforesaid forms or other evidence with respect to Advances to Borrower, if such Lender has assigned its entire interest hereunder (including its Revolving Credit Commitment Amount, any outstanding Advances hereunder and participations in Letters of Credit issued hereunder and any Notes issued to it by Borrower), to an Affiliate which is incorporated under the laws of the United States or a state thereof, and so notifies the Agent. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and the sole expense of Borrower, each Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide Borrower with such forms, certificates or other documents as may be reasonably necessary to allow Borrower, as applicable, to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that, in the reasonable opinion of such Lender or the Agent, the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the rights and benefits (including without limitation economic benefits) available to such Lender or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

13.14 Taxes and Fees. Should any tax (other than as a result of a Lender’s failure to comply with Section 13.13 or a tax based upon the net income or capitalization of any Lender or the Agent by any jurisdiction where a Lender or the Agent is or has been located), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, Borrower agrees to pay the same, together with any interest or penalties thereon arising from Borrower’s actions or omissions, and agrees to hold the Agent and the Lenders harmless with respect thereto provided, however, that Borrower shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to Borrower of such tax or fees. Notwithstanding the foregoing, nothing contained in this Section 13.14 shall affect or reduce the rights of any Lender or the Agent under Section 11.5 hereof.

13.15 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE BORROWER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR THE BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR THE BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.16 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify Intcomex, Borrower and the Subsidiaries that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.

13.17 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.18 Severability. In case any one or more of the obligations of Intcomex, Borrower and the Subsidiary Guarantors under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Intcomex, Borrower and the Subsidiary Guarantors shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Intcomex, Borrower and the Subsidiary Guarantors under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.19 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.20 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.22 Electronic Transmissions.

(a)	Each of the Agent, Borrower, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrower hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)	All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, Intcomex, Borrower and the Subsidiary Guarantors and the Lenders in connection with the use of such E-System.

(c)	All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates in connection with any E Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, Borrower and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.23 Advertisements. The Agent and the Lenders may disclose the names of Intcomex, Borrower and the Subsidiaries and the existence of the Indebtedness in general advertisements and trade publications.

13.24 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of Intcomex, Borrower and the Subsidiary Guarantors to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Intcomex, Borrower or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrower set forth in Section 13.5 hereof (together with any other indemnities of Intcomex, Borrower or any Subsidiary Guarantor contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 hereof shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK, as Administrative Agent	SOFTWARE BROKERS OF AMERICA, INC.

By:	By:
Its:	Its:

COMERICA BANK, as a Lender, as Issuing Lender and as Swing Line Lender

By:
Its:

Schedule 1.1

Percentages and Allocations

Revolving Credit Facilities

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS
Comerica Bank	100%	$20,000,000

TOTALS	100%	$20,000,000

Schedule 1.2

Compliance Information

Correct Legal Name	Address	Type of Organization	Jurisdiction of Organization	Tax identification number and other identification numbers